EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GOOGLE INC.

OXIDE INC.

AND

ON2 TECHNOLOGIES, INC.

Dated as of August 4, 2009

-i-

(continued)

-ii-

(continued)
		Page

8.10	Rules of Construction	62
8.11	Specific Performance	62
8.12	Waiver of Jury Trial	63

* * * * *

-iii-

INDEX OF DEFINED TERMS

Term	Section	Page
401(k) Plan	5.13	50
Acquisition Proposal	1.6(a)	2
Acquisition Transaction	1.6(a)	2
Affiliate	1.6(a)	3
Agreement	Preamble	1
Antitrust Approval	6.1(e)	53
Antitrust Approvals	6.1(e)	53
Assumed Warrants	1.6(c)(iv)	9
Book Entry Shares	1.7(c)	10
Business Day	1.6(a)	3
Certificate of Incorporation	2.1(a)	12
Certificate of Merger	1.2	1
Certificates	1.7(c)	10
Charter Documents	2.1(a)	12
Closing	1.2	1
Closing Date	1.2	1
COBRA	2.22(a)	29
Code	1.6(a)	3
Company	Preamble	1
Company Authorizations	2.17	28
Company Board	2.1(a)	12
Company Board Recommendation	5.2(a)	42
Company Board Recommendation Change	5.2(b)	42
Company Capital Stock	1.6(a)	3
Company Capitalization Representation	6.2(a)(ii)	54
Company Common Stock	1.6(a)	3
Company Employee Plan	2.22(a)	30
Company Equity Stock	1.6(a)	3
Company Equityholder	1.6(a)	3
Company Insiders	5.16	52
Company Intellectual Property	2.14(a)	21
Company Options	1.6(a)	3
Company Preferred Stock	1.6(a)	3
Company Products	2.14(a)	22
Company Registered Intellectual Property	2.14(c)	22
Company Representatives	5.1(b)	40
Company Restricted Stock	1.6(a)	3
Company Restricted Stock Units	1.6(a)	4
Company SEC Reports	2.7	16
Company Services	2.14(n)	25
Company Sites	2.14(n)	25
Company Stockholder	1.6(a)	4
Company Stockholder Meeting	5.3(a)	43
Company Warrants	1.6(a)	4
Confidential Disclosure Agreement	5.5	45

-iv-

INDEX OF DEFINED TERMS
(continued)

Term	Section	Page
Conflict	2.5	15
Consultant Proprietary Information Agreement	2.14(j)	24
Contaminants	2.14(q)	26
Continuing Employees	5.14(a)	50
Contract	1.6(a)	4
Current Balance Sheet	1.6(a)	4
DGCL	1.6(a)	4
Disclosure Schedule	Article II	12
DOL	2.22(a)	30
Effective Time	1.2	2
Employee	2.22(a)	30
Employee Agreement	2.22(a)	30
Employee Proprietary Information Agreement	2.14(j)	24
ERISA	2.22(a)	30
ERISA Affiliate	2.22(a)	30
Exchange Act	1.6(a)	4
Exchange Agent	1.7(a)	9
Exchange Fund	1.7(b)	10
Exchange Ratio	1.6(a)	4
Export Approvals	2.25(a)	35
Financial Advisor	1.6(a)	4
GAAP	1.6(a)	4
Governmental Entity	2.6	15
Hantro	1.6(a)	4
Hantro Transaction	1.6(a)	4
Hazardous Material	2.20(a)	29
Hazardous Materials Activities	2.20(b)	29
HSR Act	2.6	15
Indemnified Person	5.15(a)	51
Intellectual Property Rights	2.14(a)	22
Interested Party	2.16(a)	28
International Employee Plan	2.22(a)	30
Intervening Event	1.6(a)	4
IRS	2.22(a)	30
Key Employees	1.6(a)	4
Knowledge	1.6(a)	5
Known	1.6(a)	5
Law	1.6(a)	5
Lease Agreements	2.13(b)	21
Leased Real Property	2.13(b)	21
Liabilities	1.6(a)	5
Lien	1.6(a)	5
Material Contract	2.15(b)	27
Material Contracts	2.15(b)	27
Material Adverse Effect	1.6(a)	5
Maximum Premium	5.15(b)	51
Merger	Recitals	1

-v-

INDEX OF DEFINED TERMS
(continued)

Term	Section	Page
Merger Proposal	5.3(a)	43
Nasdaq	1.6(a)	5
Offer Letter	Recitals	1
Open Source Software	2.14(l)	25
Option Merger Consideration	1.6(a)	5
Order	1.6(a)	6
Parent	Preamble	1
Parent Common Stock	1.6(a)	6
Parent Material Adverse Effect	1.6(a)	6
Parent SEC Reports	3.5	36
PBGC	2.22(a)	30
Pension Plan	2.22(a)	30
Permitted Lien	1.6(a)	6
Person	1.6(a)	6
Personally Identifiable Information	2.14(n)	25
Plans	1.6(a)	6
Proxy Statement/Prospectus	5.10(a)	48
PTO	2.14(c)	22
Qualifying Amendment	5.10(c)	48
Registered Intellectual Property	2.14(a)	22
Registration Statement	5.10(a)	48
Regulation M-A Filing	5.10(d)	49
Related Agreements	1.6(a)	7
Requisite Merger Approval	2.4	15
Restricted Stock Consideration	1.6(a)	7
Restricted Stock Unit Consideration	1.6(a)	7
Returns	2.11(b)(i)	18
Sarbanes-Oxley Act	1.6(a)	7
SEC	1.6(a)	7
Second Step Merger	5.18	52
Securities Act	1.6(a)	7
Shrink-Wrap Code	2.14(a)	22
Specified Company Representations	6.2(a)(i)	54
Standard Form Agreements	2.14(g)	23
Sub	Preamble	1
Subsidiary	1.6(a)	7
Superior Proposal	1.6(a)	7
Surviving Corporation	1.1	1
Tax	2.11(a)	18
Tax Incentive	2.11(b)(xi)	20
Tax Opinions	5.18	52
Taxes	2.11(a)	18
Technology	2.14(a)	22
Termination Date	7.1(b)	56
Termination Fee Amount	7.3(b)(i)	58
Trading Price	1.6(a)	7
WARN	2.22(a)	30

-vi-

INDEX OF DEFINED TERMS
(continued)
* * * * *

-vii-

          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 4, 2009, by and among Google Inc., a Delaware corporation (“Parent”), Oxide Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), and On2 Technologies, Inc., a Delaware corporation (the “Company”).

RECITALS

          A.          The respective Boards of Directors of each of Parent, Sub and the Company believe it advisable and in the best interests of each such respective corporation and its respective stockholders to consummate the merger of Sub with and into the Company (the “Merger”) on the terms and subject to the conditions provided for in this Agreement and, in furtherance thereof, have approved this Agreement and the Merger;

          B.          For U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined below), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g); and

          C.          Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Sub’s willingness to enter into this Agreement, each of the Key Employees (as defined below) shall have entered into and delivered to Parent an offer letter and at-will employment, confidential information, invention assignment and arbitration agreement (together, the “Offer Letter”).

          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

          1.1          The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Sub shall be merged with and into the Company. At the Effective Time and as a result of the Merger, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned Subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

          1.2          Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to Section 7.1 hereof, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (San Francisco time) on the second Business Day following satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Parent, 1600 Amphitheatre Parkway, Mountain View, California 94043, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger relating to the Merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the applicable provisions of the DGCL (the time of such filing (or such later time as may be agreed upon in writing by the parties that is specified in the Certificate of Merger) shall be referred to herein as the “Effective Time”).

          1.3          Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          1.4          Certificate of Incorporation and Bylaws.

                      (a)          The Certificate of Incorporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time (except that Article First of the certificate of incorporation shall (i) read as follows: “The name of the corporation is On2 Technologies, Inc.” and (ii) provide that the sole incorporator shall continue to be the sole incorporator of the Company) and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation.

                      (b)          The bylaws of the Company shall be amended as of the Effective Time to be identical to the bylaws of Sub, as in effect immediately prior to the Effective Time and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such bylaws.

          1.5         Directors and Officers.

                         (a)          Directors of Surviving Corporation. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

                         (b)          Officers of Surviving Corporation. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

          1.6          Effect of Merger on the Capital Stock of the Constituent Corporations.

                         (a)          Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                         “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent or Sub) contemplating or otherwise relating to any Acquisition Transaction.

                         “Acquisition Transaction” shall mean any transaction or series of transactions (other than the Merger Proposal and other than a Hantro Transaction) involving:

                                   (i) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction, as applicable: (A) in which the Company or any of its Subsidiaries is a constituent corporation and which would result in a third party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries; (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries; or (C) in which the Company or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries;

                                   (ii) any sale, lease, exchange, transfer, license (other than non-exclusive licenses of Company Products entered into in the ordinary course of business consistent with past practice), acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues or consolidated assets of the Company and its Subsidiaries, taken as a whole; or

                                   (iii) any liquidation or dissolution of the Company or any of its Subsidiaries, the business of which constitute or account for 15% or more of the consolidated net revenues or consolidated assets of the Company and its Subsidiaries, taken as a whole.

                         “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                         “Business Day(s)” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California or New York, New York are authorized or obligated by Law or executive order to close.

                         “Code” shall mean the Internal Revenue Code of 1986, as amended.

                         “Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

                         “Company Common Stock” shall mean shares of common stock, par value $0.01 per share, of the Company.

                         “Company Equity Stock” shall mean the Company Capital Stock and Company Options, taken together.

                         “Company Equityholder” shall mean any holder of Company Equity Stock immediately prior to the Effective Time.

                         “Company Options” shall mean all issued and outstanding options (including commitments to grant options, but excluding Company Warrants, if any) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person.

                         “Company Preferred Stock” shall mean shares of preferred stock, par value $0.01 per share, of the Company.

                         “Company Restricted Stock” shall mean shares of Company Common Stock outstanding immediately prior to the Effective Time that are unvested or subject to a repurchase option or obligation, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights.

                         “Company Restricted Stock Units” shall mean the cash-settled awards denominated in Company Common Stock outstanding immediately prior to the Effective Time that are unvested or that contain a risk of forfeiture or other condition under any applicable restricted stock unit agreement or other agreement with the Company or under which the Company has any rights.

                         “Company Stockholder” shall mean any holder of Company Capital Stock immediately prior to the Effective Time.

                         “Company Warrants” shall mean any issued and outstanding warrant or other right (other than Company Options) to purchase Company Capital Stock.

                         “Contract” shall mean any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession, franchise or license, whether oral or written.

                         “Current Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2008.

                         “DGCL” shall mean the General Corporation Law of the State of Delaware.

                         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

                         “Exchange Ratio” shall mean $0.60 divided by the Trading Price, rounded to the nearest fourth decimal point.

                         “Financial Advisor” shall mean a financial advisor of nationally recognized standing (it being acknowledged and agreed that Covington Associates, LLC shall be deemed a “Financial Advisor” for purposes hereof).

                         “GAAP” shall mean United States generally accepted accounting principles consistently applied.

                         “Hantro Transaction” shall mean a transaction consisting exclusively of a sale or other disposition of On2 Technologies Finland Oy, a corporation formed and existing under the Laws of Finland (“Hantro”), as such entity is currently constituted.

                         “Intervening Event” shall mean a fact, change, development, event, occurrence, action or effect, unknown to and not reasonably foreseeable by the Company Board as of the date of this Agreement (or, if known, the material consequences of which could not reasonably have been known to or understood by the Company Board as of the date of this Agreement), which fact, change, development, event, occurrence, action or effect (or any material consequence of which) becomes known to or by (or understood by) the Company Board prior to obtaining the Requisite Merger Approval; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter materially relating thereto or any direct consequence thereof constitute an Intervening Event.

                         “Key Employees” shall mean the employees of the Company listed on Section 1.6(a)(i) of the Disclosure Schedule.

                         “Knowledge” or “Known” shall mean the actual knowledge of the individuals specified on Section 1.6(a)(ii) of the Disclosure Schedule after each such individual’s review of the matters set forth on Section 1.6(a)(ii) of the Disclosure Schedule.

                         “Law” shall mean any and all applicable federal, state, provincial, local, municipal, foreign or other law, statute, treaty, constitution, principle of common law, resolution, ordinance, code, edict, decree, directive, executive order, guidance, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

                         “Liabilities” shall mean any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

                         “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, or any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

                         “Material Adverse Effect” shall mean any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, (i) is materially adverse to the business, assets (whether tangible or intangible), condition (financial or otherwise), operations or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) materially impedes the ability of the Company or its Subsidiaries to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Laws; provided, however, that, solely with respect to clause (i) above, excluding any fact, condition, change, development, event or effect resulting from (A) changes or conditions affecting any of the industries in which the Company operates generally or the economy in the United States or any foreign markets where the Company has material operations or sales generally, (B) changes in Law or in generally accepted accounting principles or in accounting standards (or, in each case, the interpretation thereof), or changes in general legal, regulatory or political conditions, (C) the announcement of this Agreement or the pendency of the Merger (including any loss of customers or revenues that directly results therefrom), (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date hereof or any earthquake, hurricane, tornado or other natural disaster, (E) any failure, in and of itself, to meet projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts, conditions, changes, developments, events or effects giving rise to or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such facts, conditions, changes, developments, events or effect are excluded from being taken into account by clauses (A) through (D) and (F) of this proviso) or (F) actions by the Company or its Subsidiaries taken with the prior written consent of Parent, except, in the case of clauses (A), (B) and (D), any such change or condition that has a disproportionate effect on the Company and its Subsidiaries, taken as a whole (which shall be measured relative to the other companies in the industry in which the Company and its Subsidiaries operate).

                         “Nasdaq” shall mean the Nasdaq Global Select Market, any successor stock exchange operated by The NASDAQ Stock Market LLC or any successor thereto.

                         “Option Merger Consideration” shall mean $0.60 multiplied by the number of shares of Company Common Stock underlying any applicable Company Option, less the sum of (i) the per share exercise price of such Company Option multiplied by the number of shares of Company Common Stock underlying such Company Option and (ii) any income or employment tax withholding required under the Code or any provision of state, local or foreign tax Law.

                         “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under applicable Laws.

                         “Parent Common Stock” shall mean shares of Class A Common Stock (as defined in Parent’s certificate of incorporation), par value $0.001 per share, of Parent.

                         “Parent Material Adverse Effect” shall mean any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, (i) is materially adverse to the business, assets (whether tangible or intangible), condition (financial or otherwise), operations or results of operations of Parent and its Subsidiaries, taken as a whole or (ii) materially impedes the ability of Parent or its Subsidiaries to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Laws; provided, however, that, solely with respect to clause (i) above, excluding any fact, condition, change, development, event or effect resulting from (A) changes or conditions affecting any of the industries in which Parent operates generally or the economy in the United States or any foreign markets where Parent has material operations or sales generally, (B) changes in Law or in generally accepted accounting principles or in accounting standards (or, in each case, the interpretation thereof), or changes in general legal, regulatory or political conditions, (C) the announcement of this Agreement or the pendency of the Merger (including any loss of customers or revenues that directly results therefrom), (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date hereof or any earthquake, hurricane, tornado or other natural disaster, (E) any failure, in and of itself, to meet projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts, conditions, changes, developments, events or effects giving rise to or contributing to such failure may be taken into account in determining whether there has been a Parent Material Adverse Effect (except to the extent such facts, conditions, changes, developments, events or effects are excluded from being taken into account by clauses (A) through (D) and (F) of this proviso) or (F) actions by Parent or its Subsidiaries taken with the prior written consent of the Company, except, in the case of clauses (A), (B) and (D), any such change or condition that has a disproportionate effect on Parent (which shall be measured relative to the other companies in the industry in which Parent operates).

                         “Permitted Lien” shall mean (i) any Lien disclosed on the Current Balance Sheet, (ii) any Lien for Taxes that (A) are not yet due and payable as of the Closing Date, (B) may thereafter be paid without interest or penalty or (C) are being contested in good faith (and for which adequate accruals or reserves have been established on the most recent financial statements of the Company included in the most recent Form 10-Q filed by the Company with the SEC prior to the date of this Agreement), and (iii) Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets to which they relate.

                         “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

                         “Plans” shall mean the Company’s 1999 Amended and Restated Incentive and Nonqualified Stock Option Plan, 2000 Nonqualified Stock Option Plan and 2005 Incentive Compensation Plan.

                         “Related Agreements” shall mean the Offer Letters, the Certificate of Merger, and all other agreements and certificates entered into by the Company and the Company Equityholders in connection with the Closing of the Merger and the transactions contemplated herein.

                         “Restricted Stock Consideration” shall mean $0.60 multiplied by the number of shares of Company Common Stock underlying any applicable Company Restricted Stock, less any income or employment tax withholding required under the Code or any provision of state, local or foreign tax Law.

                         “Restricted Stock Unit Consideration” shall mean $0.60 multiplied by the number of shares of Company Common Stock underlying any applicable Company Restricted Stock Unit, less any income or employment tax withholding required under the Code or any provision of state, local or foreign tax Law.

                         “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 or any successor thereto.

                         “SEC” shall mean the United States Securities and Exchange Commission.

                         “Securities Act” shall mean the Securities Act of 1933, as amended.

                         “Subsidiary” shall mean, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or Person is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.

                         “Superior Proposal” shall mean an unsolicited bona fide written offer or proposal by a third party to acquire, directly or indirectly, at least 50% of the outstanding shares of Company Capital Stock (whether through a tender or exchange offer, merger, consolidation, share exchange, business combination, recapitalization or otherwise) or all or substantially all of the Company’s assets on a consolidated basis (i) which, if any cash consideration is involved, is not subject to any financing contingencies (and if financing is required, such financing is then fully committed to the third party making such offer or proposal), (ii) is reasonably likely to receive all requisite regulatory approvals, (iii) is reasonably likely to be consummated on the terms and conditions contemplated thereby and (iv) with respect to which the Company Board shall have reasonably determined in good faith (after consultation with its outside legal counsel and a Financial Advisor) to be more favorable to the Company Stockholders than the Merger Proposal, in each case taking into account, in addition to any other factors determined by the Company Board to be relevant, any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise.

                         “Trading Price” shall mean the volume weighted average trading price of a share of Parent Common Stock on Nasdaq based on the sales price of every share of Parent Common Stock traded during the twenty (20) trading days immediately up to and including the second trading day prior to the date of the Company Stockholder Meeting.

                         (b)          Effect on Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any of the following securities, the following shall occur:

                                        (i)     Company Capital Stock. Other than as set forth in Section 1.6(e), each share of Company Capital Stock that is outstanding immediately prior to the Effective Time (other than shares of Company Restricted Stock and Company Capital Stock owned by Parent, Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Sub or the Company, in each case immediately prior to the Effective Time), shall be canceled and extinguished and automatically converted into the number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio and the cash payable in lieu of fractional shares pursuant to Section 1.6(e) upon the surrender of the certificate, if any, representing such share of Company Capital Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

                                        (ii)    Certain Owned Company Capital Stock. Each share of Company Capital Stock that is owned by Parent, Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Sub or the Company, in each case immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

                                        (iii)   Capital Stock of Sub. Each share of common stock, par value $0.001 per share, of Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

                         (c)          Treatment of Company Options, Company Restricted Stock, Company Restricted Stock Units and Company Warrants.

                                        (i)     Company Options.

                                            (A) No Company Option (whether vested or unvested) shall be assumed by Parent. Each Company Option that is outstanding immediately prior to the Effective Time shall become, as of immediately prior to the Effective Time, fully vested and exercisable.

                                            (B) At the Effective Time, each then outstanding Company Option (regardless of the exercise price thereof) shall, by virtue of the Merger, be cancelled such that no Company Option shall remain outstanding immediately after the Effective Time.

                                            (C) Each holder of a Company Option that is outstanding immediately prior to the Effective Time, with an exercise price less than $0.60, shall have the right to receive, subject to the terms and conditions of this Agreement:

                                                           (1) a number of shares of Parent Common Stock, if any, determined by dividing (I) the Option Merger Consideration by (II) the Trading Price; and

                                                           (2) an amount in cash, if any, equal to the product obtained by multiplying any fraction of a share of Parent Common Stock resulting from the calculation in Section 1.6(c)(i)(C)(1) above by the Trading Price.

                                        (ii)    Company Restricted Stock. The Company Restricted Stock shall be fully vested as of the Effective Time. Each holder of Company Restricted Stock shall receive, subject to the terms and conditions of this Agreement:

                                            (A) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock determined by dividing (1) the Restricted Stock Consideration by (2) the Trading Price; and

                                            (B) an amount in cash, if any, equal to the product obtained by multiplying any fraction of a share of Parent Common Stock resulting from the calculation in Section 1.6(c)(ii)(A) above by the Trading Price.

                                        (iii)   Company Restricted Stock Units. The Company Restricted Stock Units shall be fully vested as of the Effective Time. Each holder of Company Restricted Stock Units shall receive, subject to the terms and conditions of this Agreement, the Restricted Stock Unit Consideration paid entirely in cash.

                                        (iv)   Company Warrants. All Company Warrants that pursuant to their terms do not provide for assumption of such Company Warrants in connection with the Merger shall be cancelled at the Closing unless otherwise exercised prior to the Effective Time. Unless otherwise agreed by Parent and the Company, all Company Warrants that are set forth on Section 1.6(c)(iv) of the Disclosure Schedule and that, pursuant to their terms, provide for assumption of such Company Warrants in connection with the Merger (the “Assumed Warrants”) shall be assumed by Parent in accordance with the terms of such Assumed Warrants.

                                        (v)   Necessary Actions. Prior to the Effective Time, and subject to the review and approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed), the Company shall use its reasonable best efforts to take all actions necessary to effect the transactions anticipated by this Section 1.6 under the applicable Company Options, Company Restricted Stock, Company Restricted Stock Units and any other plan, agreement or arrangement of the Company (whether written or oral, formal or informal), including delivery of all required notices and obtaining all necessary consents. Prior to the Effective Time, the Company shall deliver to each holder of Company Warrants any notices required pursuant to the terms of the applicable Company Warrants.

                         (d)          Adjustment to Exchange Ratio. The Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Capital Stock having a record date on or after the date hereof and prior to the Effective Time.

                         (e)          Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of record of shares of Company Capital Stock or Company Options who would otherwise be entitled to a fraction of a share of Parent Common Stock pursuant to this Section 1.6 (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder of record) shall, upon the surrender of the certificate, if any, representing such shares of Company Capital Stock or Company Options in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the Trading Price.

          1.7          Exchange of Certificates.

                         (a)          Exchange Agent. Prior to the Closing Date, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the exchange agent for the Merger (the “Exchange Agent”).

                         (b)          Parent to Provide Parent Common Stock. At or prior to the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for shares of Company Capital Stock and Company Options. In addition, Parent shall make available from time to time after the Effective Time as necessary, cash in an amount sufficient to pay any cash payable in lieu of fractional shares pursuant to Section 1.6(e) and any dividends or distributions to which holders of shares of Company Capital Stock may be entitled pursuant to Section 1.7(d). Any Parent Common Stock and cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund”.

                         (c)          Exchange Procedures. As promptly as practicable following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) (x) of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (or effective affidavits of loss in lieu thereof), (y) of non-certificated shares of Company Capital Stock represented by book entry (“Book Entry Shares”) or (z) of a certificate or other written evidence of ownership of Company Options (together with (x), the “Certificates”), (i) a letter of transmittal in customary form as Parent and the Company may reasonably agree (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry Shares shall pass, only upon delivery of the Certificates (or effective affidavits in lieu thereof) or Book Entry Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for certificates representing whole shares of Parent Common Stock pursuant to Section 1.6, cash payable in respect thereof in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions payable in respect thereof pursuant to Section 1.7(d). With respect to uncertificated shares of Company Capital Stock held through “direct registration,” Parent shall implement procedures with the Exchange Agent for effecting the exchange of such directly registered uncertificated shares of Company Capital Stock and payment of cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or distributions to which such holder is entitled pursuant to Section 1.7(d), as promptly as practicable after the Effective Time. Upon surrender of Certificates (or effective affidavits in lieu thereof) or Book Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor the number of whole shares of Parent Common Stock (after taking into account all Certificates or Book Entry Shares surrendered by such holder of record) to which such holder is entitled pursuant to Section 1.6(b) (which, at the election of Parent, may be in uncertificated book entry form unless a physical certificate is requested by the holder of record or is otherwise required by applicable Law), cash payment in lieu of fractional shares to which such holder is entitled pursuant to Section 1.6(e) and any dividends or distributions to which such holder is entitled pursuant to Section 1.7(d), and the Certificates or Book Entry Shares so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates or Book Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book Entry Shares on the cash amounts payable upon the surrender of such Certificates or Book Entry Shares pursuant to this Section 1.7. Until so surrendered, from and after the Effective Time, outstanding Certificates or Book Entry Shares shall be deemed to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock or Company Options shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d).

                         (d)          Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates or Book Entry Shares with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates or such Book Entry Shares shall surrender such Certificates or such Book Entry Shares in the manner provided in Section 1.7(c). Subject to applicable Law, following surrender of any such Certificates or such Book Entry Shares in the manner provided in Section 1.7(c), the Exchange Agent shall deliver to the record holders thereof, without interest, promptly after such surrender, the number of whole shares of Parent Common Stock issued in exchange therefor, cash payment in lieu of fractional shares to which such holder is entitled pursuant to Section 1.6(e), along with any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock.

                    (e)          Transfers of Ownership. In the event that a transfer of ownership of shares of Company Capital Stock is not registered in the stock transfer books or ledger of the Company, or if shares of Parent Common Stock are to be issued in a name other than that in which the Certificates or Book Entry Shares surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates or Book Entry Shares so surrendered are properly endorsed and otherwise in proper form for surrender and transfer, and the Person requesting such payment has paid any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock in any name other than that of the registered holder of the Certificates or Book Entry Shares surrendered, or established to the reasonable satisfaction of Parent or the Surviving Corporation that such transfer or other Taxes have been paid or are otherwise not payable.

                    (f)          Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable Law. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

                    (g)          No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or other similar Law.

                    (h)          Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book Entry Shares twelve (12) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates or Book Entry Shares who have not surrendered such Certificates or Book Entry Shares in compliance with this Section 1.7 shall after such delivery to Surviving Corporation look only to the Surviving Corporation for delivery or payment of the shares of Parent Common Stock issuable in respect thereof pursuant to Section 1.6, cash in lieu of any fractional shares payable in respect thereof pursuant to Section 1.6(e) and any dividends or other distributions payable in respect thereof pursuant to Section 1.7(d).

          1.8     No Further Ownership Rights in Company Capital Stock. From and after the Effective Time, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Book Entry Shares theretofore representing any shares of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock issuable in respect thereof pursuant to Section 1.6, cash in lieu of any fractional shares payable in respect thereof pursuant to Section 1.6(e) and any dividends or other distributions payable in respect thereof pursuant to Section 1.7(d). All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(e) and any dividends or other distributions paid in respect thereof pursuant to Section 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, then such Certificates shall be canceled and exchanged as provided in this Article I.

          1.9       Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the shares of Parent Common Stock issuable in respect thereof pursuant to Section 1.6, the cash in lieu of fractional shares payable in respect thereof pursuant to Section 1.6(e) and any dividends or distributions payable in respect thereof pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          1.10     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, the directors and officers of Parent and the Surviving Corporation shall have the authority to take all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are disclosed in the disclosure schedule (referencing the specific section and subsection numbers, provided, however, that any disclosures made therein shall apply to any other section or subsection where it is readily apparent upon a reading of such disclosure that such disclosure is relevant to such other section or subsection) supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof, as follows:

          2.1       Organization of the Company.

                    (a)        The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction where the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing materially necessary to the Company’s business as currently conducted, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has delivered a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. As of the date hereof, the Board of Directors of the Company (the “Company Board”) has not approved or proposed any amendment to any of the Charter Documents.

                     (b)          Section 2.1(b) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company or any of its Subsidiaries currently has Employees or facilities (specifying the existence of Employees or facilities in each such state or foreign jurisdiction for the Company and each of its Subsidiaries).

          2.2       Company Capital Structure.

                    (a)          The authorized capital stock of the Company consists of (i) 250,000,000 shares of Company Common Stock and (ii) 20,000,000 shares of Company Preferred Stock, of which no shares are issued and outstanding. At the close of business on July 29, 2009, 175,503,568 shares of Company Common Stock were issued and outstanding and no shares were held by the Company as treasury shares. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. Except for the Company Restricted Stock and the Company Options, or except as set forth in Section 2.2(a) of the Disclosure Schedule, there are no outstanding shares of Company Capital Stock that constitute unvested restricted stock or that are otherwise subject to a repurchase or redemption right. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Except as set forth in Section 2.2(a) and Section 2.2(b) hereof or in Section 2.2(a) and Section 2.2(b) of the Disclosure Schedule, as of the date hereof, the Company has no other capital stock authorized, issued or outstanding.

                    (b)          Except for the Plans or as set forth in Section 2.2(b) of the Disclosure Schedule, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. The Company has reserved 30,500,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plans, of which at the close of business on July 29, 2009, (i) 12,366,520 shares are issuable upon the exercise of outstanding, unexercised options granted under the Plans, (ii) 9,684,240 shares underlying options granted under the Plans have been exercised as of the date hereof, (iii) 7,247,643 shares have been granted in the form of restricted stock under the Plans, and (iv) 1,474,674 shares remain available for future grant. Section 2.2(b) of the Disclosure Schedule sets forth, as of the date hereof, for each outstanding Company Option, Company Restricted Stock, Company Restricted Stock Unit and Company Warrant, the name of the holder of such option, restricted stock, restricted stock unit or warrant, the type and number of shares of Company Capital Stock issuable upon the exercise of such option, restricted stock, restricted stock unit or warrant, the exercise price of such option or warrant and the date of grant of such option, restricted stock, restricted stock unit or warrant. True and complete copies of the Plans as in effect on the date hereof have been provided to Parent, and, as of the date hereof, there are no agreements to amend, modify or supplement such Plans from the forms thereof provided to Parent.

                   (c)          As of the date hereof, no shares of Company Capital Stock are issuable upon the exercise of outstanding Company Options that have not been issued under the Plans. Except as set forth in Section 2.2(b) of the Disclosure Schedule, as of the date hereof, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Section 2.2(b) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.

                   (d)          All outstanding shares of Company Capital Stock, Company Options and Company Warrants have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in material compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in accordance with any right of first refusal or similar right or limitation Known to the Company, including those in the Charter Documents.

                  (e)          As of the date hereof, except as contemplated by this Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company to which the Company is a party. Except as set forth in Section 2.2(e) of the Disclosure Schedule, there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights) of any Company Capital Stock.

          2.3      Subsidiaries.

                     (a)           Section 2.3(a) of the Disclosure Schedule lists each entity in which the Company owns any shares of capital stock or any equity interest in, or controls, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity other than any entity required to be listed in Section 2.3(b) of the Disclosure Schedule.

                     (b)           Section 2.3(b) of the Disclosure Schedule lists each Subsidiary of the Company.

                   (c)          Each Subsidiary of the Company has the corporate power to own its properties and to carry on its business as currently conducted.

                   (d)          Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing (in any jurisdiction that recognizes the concept of good standing) under the Laws of the jurisdiction of its incorporation or organization.

                   (e)          Each Subsidiary of the Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction (to the extent such jurisdiction recognizes the concept of good standing) in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except, in each case, where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 2.3(e) of the Disclosure Schedule, a true and correct copy of the charter documents and bylaws (if applicable) of each Subsidiary of the Company, each as amended to date and in full force and effect on the date hereof, has been provided to Parent.

                     (f)            Section 2.3(f) of the Disclosure Schedule lists the directors and officers, or as applicable, senior management, of each Subsidiary of the Company as of the date of this Agreement.

                   (g)          All of the outstanding shares of capital stock of each Subsidiary of the Company are owned of record and beneficially by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company. All outstanding shares of stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the organizational documents of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable Laws. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which each Subsidiary of the Company is a party or by which it is bound obligating such Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries of the Company. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make any future investment in or capital contribution to any Person.

          2.4       Authority and Enforceability. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required on the part of the Company to authorize this Agreement and the transactions contemplated hereby, subject only to the approval and adoption of this Agreement and the transactions contemplated hereby by the Company Stockholders and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholder Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the “Requisite Merger Approval”) is the only vote or approval of holders of any class or series of Company Capital Stock required to adopt this Agreement and approve the transactions contemplated hereby. This Agreement and the Merger have been unanimously approved by the Company Board (other than one director abstaining in connection therewith). This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligations of the Company enforceable against it in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

          2.5       No Conflict. The execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification, acceleration or increase of any obligation (including fees, costs and expenses) or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents, (b) any Material Contract except as set forth in Section 2.5 of the Disclosure Schedule, or (c) subject to the filings and other matters referred to in Section 2.6, any material judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible).

          2.6       Governmental Authorization. Except as set forth in Section 2.6 of the Disclosure Schedule, no material consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and the Securities Act and such other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the adoption of this Agreement and approval of the transactions contemplated hereby by the Company Stockholders and (d) the filing of notification, and expiration or early termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), as well as any required approval under foreign antitrust Laws, if applicable.

          2.7       SEC Reports. The Company has filed or furnished all forms, reports and documents with the SEC that have been required to be filed or furnished by it under applicable Laws since January 1, 2006 and prior to the date hereof (all such forms, reports and documents, the “Company SEC Reports”). Except as set forth in Section 2.7(a) of the Disclosure Schedule, as of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Reports), each Company SEC Report complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed. As of its filing date (or, if amended or superseded by a filing, on the date of such amended or superseding filing), each Company SEC Report (as amended or superseded by a subsequently filed Company SEC Report, if applicable) did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Except as set forth in Section 2.7(b) of the Disclosure Schedule, there are no outstanding written comments from the SEC with respect to any of the Company SEC Reports.

          2.8       Financial Statements and Controls.

                    (a)          Except as set forth in Section 2.8(a) of the Disclosure Schedule, the consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the Company SEC Reports (i) complied in all material respects, as of their respective filing dates with the SEC, with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC and any other adjustments expressly described therein, including the notes thereto.

                   (b)         The Company has established, and maintains a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of consolidated financial reporting and the preparation of consolidated financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s financial statements. Except as set forth in Section 2.8(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries (including any employee thereof) nor the Company’s independent auditors has identified or been made aware by the Company or its Subsidiaries of (A) any significant deficiency or material weakness (as defined in Rule 13a-15-15(f) promulgated under the Exchange Act) in the system of internal accounting controls utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (C) any pending or, to the Company’s Knowledge, threatened claim or allegation regarding any of the foregoing.

                    (c)         The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) or Rule 15d-15(e) promulgated under the Exchange Act) that are designed at a reasonable assurance level and are effective to provide reasonable assurance that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Company’s management, including the Company’s chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

                   (d)          Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

                    (e)           Except as set forth in Section 2.8(e) of the Disclosure Schedule, to the Company’s Knowledge, since January 1, 2006, (i) it has not received any substantive complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

                    (f)           Except as set forth in Section 2.8(f) of the Disclosure Schedule, to the Company’s Knowledge, since January 1, 2006, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

                    (g)          The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NYSE Alternext US, Inc.

          2.9       No Undisclosed Liabilities. Except as set forth in Section 2.9 of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company has any material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, except for those which (a) have been reflected in the Current Balance Sheet, (b) have arisen in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet and prior to the date hereof, (c) have been incurred in connection with the transactions contemplated hereby or (d) have arisen since the date hereof and do not arise from a violation of Section 4.1 hereof.

          2.10         No Changes. Except as set forth in Section 2.10 of the Disclosure Schedule, since the date of the Current Balance Sheet, (a) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course consistent with past practice, except for actions required to be taken by this Agreement in connection with the consummation of the transactions contemplated hereby, (b) there has not been any fact, event, change, development or set of circumstances that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Sections 4.1(a), 4.1(d), 4.1(e), 4.1(g), 4.1(h), 4.1(i), 4.1(j), 4.1(k), 4.1(l), 4.1(o), 4.1(p), 4.1(q), 4.1(r) or 4.1(t).

          2.11         Tax Matters.

                         (a)         Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains taxes, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.11(a) as a result of being or having been a member of an affiliated, combined, consolidated, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.11(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

                         (b)         Tax Returns and Audits.

                                     (i)           Except as set forth in Section 2.11(b)(i) of the Disclosure Schedule, the Company and each of its Subsidiaries have (A) prepared and timely filed (taking into account any extension of time within which to file) all material required U.S. federal, state, local and non-U.S. Tax returns, estimates, information statements and reports (“Returns”) required to be filed and such Returns in all material respects are true and correct and have been completed in accordance with applicable Law and (B) timely paid all material Taxes it is required to pay (whether or not shown on a Return), except for Taxes with respect to which adequate reserves for payment have been made in accordance with GAAP as described in Section 2.11(b)(v).

                                     (ii)          Except as set forth in Section 2.11(b)(ii) of the Disclosure Schedule, the Company and each of its Subsidiaries have paid or withheld with respect to their respective Employees, independent contractors, creditors, stockholders and other third parties, all U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be paid or withheld, and has timely paid over any withheld amounts to the appropriate authorities, other than any such amounts that, individually or in the aggregate, would be immaterial to the Company or the relevant Subsidiary.

                                    (iii)         There is no material unpaid Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its Subsidiaries by any foreign, federal, state, or local taxing authority, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

                                     (iv)         Except as set forth in Section 2.11(b)(iv) of the Disclosure Schedule, no audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination by any foreign, federal, state, or local taxing authority. No written claim has ever been made by any Tax authority that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction where it does not file Returns. No material adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed in writing by any Tax authority to the Company or any of its Subsidiaries or any representative thereof. Neither the Company nor any of its Subsidiaries is a party to or bound by any closing or other agreement or ruling with any Governmental Entity with respect to Taxes.

                                     (v)          Except as set forth in Section 2.11(b)(v) of the Disclosure Schedule, as of the date of the Current Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes which had not been accrued or reserved on the Current Balance Sheet in accordance with GAAP and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business. The unpaid Taxes of the Company and its Subsidiaries since the date of the Current Balance Sheet (A) do not, as of the most recent fiscal month end, exceed the reserve for all liabilities for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Current Balance Sheet and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Returns, except with respect to clauses (A) and (B), for any liability for Taxes incurred in connection with any transaction contemplated by this Agreement.

                                     (vi)         The Company is not nor has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

                                     (vii)        Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

                                     (viii)       Neither the Company nor any of its Subsidiaries has engaged in a reportable transaction under Treasury Regulation Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

                                     (ix)          Neither the Company nor any of its Subsidiaries (A) has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (B) is a party to any Tax sharing, indemnification or allocation agreement for which it would bear a liability for Taxes (other than any customary commercial or financing agreements entered into in the ordinary course of business the primary purpose of which is not Tax-related), nor does the Company or any of its Subsidiaries owe any amount under any such agreement, or (C) has any liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, by operation of law or otherwise.

                                     (x)          Except as set forth in Section 2.11(b)(x) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from income after the Closing as a result of (A) any change in method of accounting made, (B) closing agreement under Section 7121 of the Code executed (or in the case of each of (A) and (B), under any similar provision of applicable Law), (C) installment sale or open transaction disposition consummated or (D) prepaid amount received, in each case, prior to the Closing.

                                    (xi)         Each of the Company and each of its Subsidiaries is in material compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

                                     (xii)        Except as set forth in Section 2.11(b)(xii) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.

                                     (xiii)       Except as set forth in Section 2.11(b)(xiii) of the Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

                        (c)          Executive Compensation Tax. Except as set forth in Section 2.11(c) of the Disclosure Schedule, there is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 162(m) or 404 of the Code.

                        (d)          409A Compliance. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable guidance issued thereunder. Each Company Option was originally granted with an exercise price equal to the fair market value of a share of Company Common Stock on the date of grant.

          2.12        Restrictions on Business Activities.

                        (a)         Except as set forth in Section 2.12(a) of the Disclosure Schedule, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect (i) any business practice of the Company or any of its Subsidiaries, (ii) any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, or (iii) the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting in any material respect the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person.

                          (b)        Except as set forth in Section 2.12(b) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, will cause under any Contracts to which the Company or any of its Subsidiaries is a party: (i) Parent or any of its Subsidiaries to grant to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them (other than rights granted by the Company on or prior to the Closing Date under Intellectual Property Rights owned by, or licensed to, the Company as of the Closing Date and consistent with the rights described in the Standard Form Agreements or other Material Contracts), (ii) Parent or any of its Subsidiaries to be bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses (excluding any non-compete or other material restriction that arises from any agreement to which the Company or any of its Subsidiaries is not a party), or (iii) Parent or any of its Subsidiaries to be obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third party in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.

          2.13          Title to Properties; Absence of Liens Other Than Permitted Liens.

                        (a)        Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property.

                          (b)         Section 2.13(b) of the Disclosure Schedule sets forth a list, as of the date hereof, of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries for the operation of their respective businesses (the “Leased Real Property”), including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Company or any of its Subsidiaries is bound. There is not, under any of such Lease Agreements, any existing default (or event which with notice or lapse of time, or both, would constitute a default), and no rent is past due. The Lease Agreements are valid and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the Company nor any of its Subsidiaries has received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.

                        (c)          Except as set forth in Section 2.13(c)(i) of the Disclosure Schedule, the Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in and/or necessary for the conduct of the business of the Company and each of its Subsidiaries as currently conducted, free and clear of any Liens, except Permitted Liens. Section 2.13(c)(ii) of the Disclosure Schedule sets forth the tangible properties and assets, real, personal and mixed, used and/or held for use in the conduct of the business of the Company and its Subsidiaries with an individual value of more than $250,000.

          2.14        Intellectual Property.

                        (a)            Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                                       “Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries (including Intellectual Property Rights that were purported to be transferred or assigned to the Company pursuant to mergers, acquisitions, asset purchases or other similar transactions) and that are used in the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries or as currently contemplated as of the date hereof by the Company’s senior management to be conducted by the Company or any of its Subsidiaries.

                                     “Company Products” shall mean all products and services developed (including products and services for which development is substantially completed), manufactured, made commercially available, marketed, distributed, sold, imported for resale or licensed out by or on behalf of the Company or any of its Subsidiaries since its inception or which the Company or any of its Subsidiaries intends to manufacture, make commercially available, market, distribute, sell, import for resale, or license out within six (6) months after the date hereof.

                                     “Intellectual Property Rights” shall mean worldwide (i) patents and patent applications, (ii) copyrights, copyright registrations and applications for copyright registration, “moral” rights and mask work rights, (iii) trade secrets, (iv) trademarks, trade names and service marks, (v) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vi) analogous rights to those set forth above.

                                     “Registered Intellectual Property” shall mean patents, trademark registrations, and copyright registrations and applications, registrations and filings for the foregoing or for any other Intellectual Property Rights.

                                     “Shrink-Wrap Code” means any generally commercially available software in executable code form (other than software incorporated into any Company Product) that is available for a cost of not more than $10,000 for a perpetual license for a single user or work station (or $100,000 in the aggregate for all users and work stations).

                                     “Technology” shall mean any or all of the following (i) works of authorship including computer programs, whether in source code or in executable code form, architecture and documentation, (ii) inventions (whether or not patentable), and improvements or modifications thereto (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) methods and processes, and (viii) devices, prototypes, designs and schematics.

                        (b)          Company Products. Section 2.14(b) of the Disclosure Schedule lists all Company Products by name and version number, where applicable.

                        (c)          Registered Intellectual Property. Section 2.14(c) of the Disclosure Schedule (i) lists all Registered Intellectual Property that is part of Company Intellectual Property (“Company Registered Intellectual Property”), all domain names registered in the name of the Company or any Subsidiary thereof and applications and registrations therefor and all unregistered trademarks used by the Company or any of its Subsidiaries with respect to Company Products, (ii) lists any required actions that must be taken by the Company or any of its Subsidiaries within sixty (60) days of the Closing Date with respect to any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (iii) lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) to which the Company or any of its Subsidiaries is a party and in which claims have been raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered Intellectual Property. All necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property that are or will be due for payment on or before the Closing Date have been or will be timely paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property that are or will be due for filing on or before the Closing Date have been or will be timely filed with the PTO or other relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

                        (d)          Transferability of Company Intellectual Property. Except as set forth in Section 2.14(d) of the Disclosure Schedule, all material Company Intellectual Property will be transferable, alienable and licensable by Surviving Corporation and/or Parent as such material Company Intellectual Property would be transferable, alienable and licensable in the operation of the business of the Company and its Subsidiaries as it is currently conducted. Without limiting the foregoing, all material Company Intellectual Property that are copyrights will be modifiable and transferable to third parties by the Surviving Corporation and/or Parent, as such copyrights would be modifiable and transferable in the operation of the business of the Company and its Subsidiaries as it is currently conducted.

                        (e)          Title to Company Intellectual Property. Except as set forth in Section 2.14(e)(1) of the Disclosure Schedule and other than non-exclusive licenses granted in the ordinary course of business consistent with past practice, the Company or a Subsidiary thereof is the sole and exclusive owner of each item of Company Intellectual Property, free and clear of any Liens. Except as set forth in Section 2.14(e)(2) of the Disclosure Schedule, the Company has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of the Company Intellectual Property. Except for trade secrets that lost their status as trade secrets upon the release of a new Company Product, upon the issuance of a patent or publication of a patent application, or as a result of a good faith business decision to disclose such trade secret, and except for trademarks, trade names and service marks that the Company or a Subsidiary thereof made a good faith business decision to stop using, neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or, as of the time of such transfer or exclusive license, were material to the business of the Company as currently conducted or as currently contemplated as of the date hereof by the Company’s senior management to be conducted by the Company, to any other Person.

                         (f)          Inbound Licenses. To the Company’s Knowledge, other than Intellectual Property Rights licensed to the Company under (i) licenses for the Open Source Software listed in Section 2.14(l)(i) of the Disclosure Schedule, (ii) licenses for Shrink-Wrap Code and (iii) the licenses set forth in Section 2.14(f) of the Disclosure Schedule, the Company Intellectual Property includes all material Intellectual Property Rights that are used in or necessary to the conduct of the business of the Company and its Subsidiaries as it currently is conducted or as currently contemplated as of the date hereof by the Company’s senior management to be conducted by the Company, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of any Company Product.

                        (g)          Standard Form Agreements; Outbound Licenses. Section 2.14(g)(1) of the Disclosure Schedule lists the Company’s standard form(s) of non-disclosure agreement and Section 2.14(g)(2) of the Disclosure Schedule lists the Company’s standard form(s), including attachments, of non-exclusive licenses of the Company Products, used by the Company since July 1, 2004 (collectively, the “Standard Form Agreements”). The Company has made available to Parent copies of each Standard Form Agreement identified in Section 2.14(g)(1) and Section 2.14(g)(2) of the Disclosure Schedule. Section 2.14(g)(3) of the Disclosure Schedule lists all outbound licenses of the Company Products under which the Company recognized revenues of $50,000 or more during the twelve (12) month period ending June 30, 2009. Section 2.14(g)(4) of the Disclosure Schedule lists all material contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has granted, licensed or provided any Company Intellectual Property and/or Technology to third parties (other than (i) rights granted to contractors or vendors to use Company Intellectual Property and Technology in the performance of services to the Company or any Subsidiary thereof, (ii) the agreements listed in Section 2.14(g)(3) of the Disclosure Schedule, (iii) non-disclosure agreements and (iv) outbound evaluation agreements (in each case of (iii) and (iv), entered into in the ordinary course of business).

                        (h)          No Infringement by the Company. Except as set forth in Section 2.14(h) of the Disclosure Schedule, to the Company’s Knowledge, the operation of the business of the Company and its Subsidiaries as it is currently conducted or as currently contemplated as of the date hereof by the Company’s senior management to be conducted by the Company or any of its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale and licensing out of any Company Product, does not infringe or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any applicable jurisdiction. Except as set forth in Section 2.14(h) of the Disclosure Schedule, (i) since January 1, 2003 and (ii) to the Company’s Knowledge, prior to January 1, 2003, neither the Company nor any of its Subsidiaries has received written notice from any Person claiming that such operation infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any applicable jurisdiction.

                        (i)          No Third Party Infringement. Except as set forth in Section 2.14(i) of the Disclosure Schedule, to the Company’s Knowledge, no Person is infringing or misappropriating in any material respect any Company Intellectual Property.

                        (j)          Proprietary Information Agreements. Copies of the Company’s standard forms of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and the Company’s standard forms of consulting agreement containing proprietary information, confidentiality and assignment provisions (the “Consultant Proprietary Information Agreement”), in each case, used by the Company after January 1, 2003, are attached to Section 2.14(j)(1) and Section 2.14(j)(2), respectively, of the Disclosure Schedule. To the Company’s Knowledge, all current and former employees of the Company and its Subsidiaries, and all current and former consultants of the Company and its Subsidiaries, in each case, who have been involved in the creation or development of Technology that is used by the Company or any of its Subsidiaries and necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted by the Company or any of its Subsidiaries or as currently contemplated as of the date hereof by the Company’s senior management to be conducted by the Company or any of its Subsidiaries, have executed the applicable form of agreement and have taken no exceptions therein to the assignment of Intellectual Property necessary for the conduct of the business of the Company or any of its Subsidiaries to the Company and its Subsidiaries, except as otherwise specified in Section 2.14(j)(1) and Section 2.14(j)(2) of the Disclosure Schedule. Each of the Company and its Subsidiaries has taken reasonable steps necessary to protect the confidentiality of confidential information and trade secrets of the Company or any of its Subsidiaries or of any third party that has provided any confidential information or trade secrets to the Company or any of its Subsidiaries.

                        (k)          No Government Funding. Except as set forth in Section 2.14(k) of the Disclosure Schedule, no government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of material Company Intellectual Property or Technology for the Company.

                        (l)           Open Source Software. Section 2.14(l)(i) of the Disclosure Schedule lists all software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Software”) that, to the Company’s Knowledge, has been incorporated into and/or distributed with any Company Product in any way, describes the manner in which such Open Source Software was incorporated (e.g., manner of linking), and includes the URLs for the applicable licenses with respect to each such Open Source Software. Except as set forth in Section 2.14(l)(ii) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has used Open Source Software in any manner that would or could (i) require the disclosure or distribution in source code form of any Company Product or any material portion thereof, (ii) require the licensing of any Company Product or any material portion thereof under any Open Source Software license, or (iii) impose any other material limitation, restriction, or condition on the right of the Company to use or distribute any Company Product. Except as set forth in Section 2.14(l)(iii) of the Disclosure Schedule, to the Company’s Knowledge, with respect to any Open Source Software that has been incorporated into and/or distributed with any Company Product, the Company and each of its Subsidiaries has been and is in compliance with all applicable Open Source Software licenses with respect thereto.

                        (m)          Source Code. Except as set forth in Section 2.14(m)(1), and except (i) for nonexclusive licenses (including evaluation agreements and non-disclosure agreements) that have been entered into in the ordinary course of business, and (ii) with respect to any Open Source Software, neither the Company nor any of its Subsidiaries has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or, to the Company’s Knowledge, permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Product except for disclosures to employees, contractors or consultants under agreements that prohibit use or disclosure except in the performances of services to the Company or any Subsidiary thereof. Except as set forth in Section 2.14(m)(2) of the Disclosure Schedule, neither this Agreement nor the transactions contemplated hereby, including the assignment or transfer to Parent, by operation of law or otherwise, of the Company Products or any Intellectual Property Rights therein, will result in, or entitle any Person to demand, the disclosure, delivery or license of any source code for any Company Product to any Person.

                        (n)          Personally Identifiable Information. Section 2.14(n)(1) of the Disclosure Schedule identifies general categories of all Personally Identifiable Information collected by the Company through Internet websites owned, maintained or operated by the Company or any of its Subsidiaries (“Company Sites”), and through any services provided to customers of the Company (“Company Services”). “Personally Identifiable Information” means any information that alone or in combination with other information held by the Company or any of its Subsidiaries can be used to specifically identify a Person. For purposes of clarity, de-identified aggregate data does not constitute Personally Identifiable Information. Except as set forth in Section 2.14(n)(2) of the Disclosure Schedule, to the Company’s Knowledge, the Company and each of its Subsidiaries have complied with all applicable Laws, contractual obligations, and its applicable privacy policies relating to (i) the privacy of users of Company Sites and (ii) the collection, storage, transfer and any other processing of any Personally Identifiable Information collected or used by the Company or any of its Subsidiaries in any manner or maintained by third parties having authorized access to such information. Copies of all privacy policies of the Company that apply to the Company Sites or the Company Services currently, or have applied since July 1, 2004, are attached to Section 2.14(n)(3) of the Disclosure Schedule. Except as set forth in Section 2.14(n)(4) of the Disclosure Schedule, to the Company’s Knowledge, each such privacy policy and all materials distributed or marketed by the Company have made all disclosures to users or customers required by applicable Laws, and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable Laws.

                        (o)          Protection of Personally Identifiable Information. With respect to all Personally Identifiable Information described in Section 2.14(n)(1) of the Disclosure Schedule, the Company and each of its Subsidiaries have at all times taken the steps reasonably necessary to protect such Personally Identifiable Information against loss and unauthorized access, use, modification, disclosure or other similar misuse. Except as set forth in Section 2.14(o) of the Disclosure Schedule, to the Company’s Knowledge, there has been no such unauthorized access, use, modification, disclosure or misuse.

                        (p)          Bugs. Section 2.14(p) of the Disclosure Schedule sets forth the Company’s current (as of the date hereof) list of known bugs maintained by its development or quality control groups with respect to the Company Products.

                        (q)          Contaminants. Except as set forth in Section 2.14(q) of the Disclosure Schedule, to the Company’s Knowledge, all Company Products (and all parts thereof) are free of any and all “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product (or all parts thereof) or data or other software of users (“Contaminants”). The Company endeavors to prevent the introduction of Contaminants into Company Products from software licensed from third parties using the procedures specified in Section 2.14(q) of the Disclosure Schedule.

                        (r)          Security Measures. The Company and its Subsidiaries have taken the steps and implemented the procedures specified in Section 2.14(r) of the Disclosure Schedule to protect the information technology systems used in connection with the operation of the Company and its Subsidiaries from Contaminants. The Company and its Subsidiaries have the disaster recovery and security plans, procedures and facilities for the business specified in Section 2.14(r) of the Disclosure Schedule. To the Company’s Knowledge, there have been no material unauthorized intrusions or breaches of the security of information technology systems.

          2.15         Agreements, Contracts and Commitments.

                        (a)          Except as set forth in Section 2.15 of the Disclosure Schedule (specifying the appropriate paragraph), as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or is bound by:

                                     (i)          (A) any employment, contractor (whether an individual or other Person) or consulting (whether an individual or other Person) agreement, contract or commitment providing for annual compensation in excess of $50,000 or (B) any agreement, contract or commitment to grant any severance or termination payment (in cash or otherwise) to any employee, consultant or contractor in excess of $25,000;

                                     (ii)         any Company Employee Plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                                     (iii)        any fidelity or surety bond or completion bond;

                                     (iv)        any lease of personal property having a value in excess of $100,000 individually or $250,000 in the aggregate;

                                     (v)        any agreement of indemnification or guaranty by the Company or its Subsidiaries that would reasonably be expected to result in material liability;

                                     (vi)       any agreement, contract or commitment relating to capital expenditures which involves future payments in excess of $100,000 individually or $250,000 in the aggregate;

                                     (vii)      any Contract relating to the disposition or acquisition of material assets or any interest in any material business enterprise outside the ordinary course of the Company’s business;

                                     (viii)     any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, other than (A) accounts receivables and payables and (B) loans to or from direct or indirect wholly-owned Subsidiaries;

                                     (ix)       any purchase order or contract for the purchase of tangible assets involving in excess of $100,000 individually or $250,000 in the aggregate;

                                     (x)        any material dealer, distribution, joint marketing, affiliate, sales representative, original equipment manufacturer, value added, remarketer, reseller, or independent software vendor agreement;

                                     (xi)       any material nondisclosure, confidentiality or similar agreement with any of the Persons specified in Section 2.15(a)(xi) of the Disclosure Schedule;

                                    (xii)       any joint venture or joint development arrangement pursuant to which the Company will have an ongoing obligation (other than non-exclusive licenses of the Company Products entered into in the ordinary course of business); or

                                     (xiii)      any other agreement, contract or commitment that involves payment by the Company of $100,000 individually or $250,000 in the aggregate or more and is not cancelable without penalty within 90 days.

                         (b)      The Company has made available to Parent true and complete copies of each Contract (or summaries of the material terms of the same if such copies are unavailable or incomplete) required to be disclosed pursuant to Section 2.2, Section 2.12, Section 2.13, Section 2.14, and this Section 2.15 (each, a “Material Contract” and collectively, the “Material Contracts”).

                           (c)      Except as set forth in Section 2.15(c)(i) of the Disclosure Schedule, each Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company, and to the Company’s Knowledge, each other party thereto, enforceable against the Company, and to the Company’s Knowledge, each other party thereto, in accordance with its terms and is in full force and effect with respect to the Company and, to the Company’s Knowledge, each other party thereto subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Except as set forth in Section 2.15(c)(ii) of the Disclosure Schedule, the Company is in compliance with and has not materially breached, violated or defaulted under, or received written notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor to the Company’s Knowledge is any party obligated to the Company pursuant to any Material Contract subject to any material breach, violation or default thereunder, nor does the Company have Knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both, would constitute such a material breach, violation or default by the Company or any such other party.

                           (d)          Except as set forth in Section 2.15(d) of the Disclosure Schedule, all outstanding indebtedness for borrowed money of the Company may be prepaid without penalty.

          2.16            Interested Party Transactions.

                           (a)          Except as set forth in Section 2.16 of the Disclosure Schedule, no officer or director (nor, to the Company’s Knowledge, any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has, directly or indirectly, (i) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any material goods or services or (ii) any interest in, or is a party to, any material Contract to which the Company or any of its Subsidiaries is a party (other than employment agreements); provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.16.

                          (b)          All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company or any of its Subsidiaries that were entered into on or after the inception of the Company have been on an arms-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

          2.17           Company Authorizations. Except as set forth in Section 2.17 of the Disclosure Schedule, the Company and each Subsidiary of the Company hold each material consent, license, permit, grant or other authorization which is necessary for the operation of the Company’s or any of its Subsidiaries’ businesses as currently conducted or as currently contemplated as of the date hereof by the Company’s senior management to be conducted by the Company or any of its Subsidiaries (collectively, “Company Authorizations”). All of the Company Authorizations have been issued or granted to the Company, are in full force and effect and constitute all Company Authorizations required to permit the Company and each of its Subsidiaries to operate or conduct their respective businesses or hold any interest in their respective properties or assets.

          2.18           Litigation. Except as set forth in Section 2.18 of the Disclosure Schedule, as of the date hereof, there is no action, suit, claim or proceeding of any nature pending, or to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries, their respective properties (tangible or intangible) or any of the Company’s or any of its Subsidiaries’ officers or directors (in their capacities as such), nor to the Knowledge of the Company are there any presently existing facts or circumstances that would constitute a reasonable basis therefor. As of the date hereof, to the Company’s Knowledge, there is no investigation or other proceeding pending or threatened, against the Company or any of its Subsidiaries, any of their respective properties (tangible or intangible) or any of the Company’s or any of its Subsidiaries’ officers or directors (in their capacities as such) by or before any Governmental Entity, nor are there any presently existing facts or circumstances that would constitute a reasonable basis therefor.

          2.19           Minute Books. Except as set forth in Section 2.19 of the Disclosure Schedule, the minutes of the Company and each of its Subsidiaries delivered to counsel for Parent contain complete and accurate records of all actions taken by the Company Board and the Boards of Directors of the Company’s Subsidiaries (and any committees thereof) since the time of incorporation of the Company and each of its Subsidiaries, as the case may be. Except as set forth in Section 2.19 of the Disclosure Schedule, at the Closing, the minute books of the Company and each of its Subsidiaries will be in the possession of the Company.

          2.20          Environmental Matters.

                        (a)          Except as would not be reasonably expected to result in material liability to the Company or any of its Subsidiaries, no amount of any substance that has been designated by any Governmental Entity or by applicable federal, foreign, state or local Law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws (a “Hazardous Material”) is present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased (excluding office and janitorial supplies properly and safely maintained).

                        (b)          Neither the Company nor any of its Subsidiaries has exposed its employees or others to Hazardous Materials in violation of any Law or in a manner that would result in material liability to the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, license, permit, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                        (c)          Neither the Company nor any of its Subsidiaries has, and is not required to have any environmental approvals, permits, licenses, clearances or consents in connection with their respective business or facilities. Neither the Company nor any of its Subsidiaries has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to material liabilities arising out of or relating to the Hazardous Materials Activities of the Company, any of its Subsidiaries or any third party.

          2.21          Brokers’ and Finders’ Fees; Fairness Opinion. Except as set forth in Section 2.21 of the Disclosure Schedule, and except for Covington Associates, LLC pursuant to an engagement letter dated November 13, 2008 (as amended and restated on July 9, 2009) and Duff & Phelps, LLC pursuant to an engagement letter dated June 15, 2009, copies of which engagement letters (and all indemnification and other agreements related to such engagements) have been made available to Parent, neither the Company nor any of its Subsidiaries has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Parent or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries. Each of Covington Associates, LLC and Duff & Phelps, LLC has delivered to the Company Board an opinion to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

          2.22          Employee Benefit Plans and Compensation.

                           (a)          Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                                          “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                                           “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

                                           “DOL” shall mean the United States Department of Labor.

                                          “Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate.

                                           “Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or any other agreement providing for compensation or benefits) between the Company, any of its Subsidiaries or any ERISA Affiliate and any Employee, and which the Company or any ERISA Affiliate has or may have any liability or obligation.

                                           “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

                                           “ERISA Affiliate” shall mean any other current or former Person or entity under common control with the Company, any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

                                           “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

                                           “IRS” shall mean the United States Internal Revenue Service.

                                           “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

                                           “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

                                           “WARN” shall mean the Worker Adjustment and Retraining Notification Act.

                           (b)          Schedule. Section 2.22(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Except as set forth in Section 2.22(b)(2) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

                           (c)          Documents. The Company has provided to Parent (i) correct and complete copies of all documents embodying or, if no plan documents exist, each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable Law in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable Law with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) each affirmative action plan, if applicable, (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or any of its Subsidiaries, (viii) all material correspondence to or from any governmental agency relating to any Company Employee Plan, (ix) all model COBRA forms and related model notices, (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (xi) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xii) the most recent IRS (or any other applicable tax authority) determination or opinion letter issued with respect to each Company Employee Plan and (xiii) true, correct and complete copies of all election statements under Section 83(b) of the Code that are in the possession of the Company or subject to its control with respect to any unvested Company Common Stock or other property issued by the Company.

                           (d)          Employee Plan Compliance. The Company and each of its Subsidiaries has performed, in all material respects, all obligations required to be performed by it under, is not in default or violation of, and the Company does not have Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained, in all material respects, in accordance with its terms and in compliance with all applicable Laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Company’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Company’s Knowledge, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

                           (e)          No Pension Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

                            (f)          No Self-Insured Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to Employees (including any such plan pursuant to which a stop-loss policy or contract applies).

                            (g)         Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company, any of its Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). None of the Company, any of its Subsidiaries or any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

                            (h)          No Post-Employment Obligations. Except as set forth in Section 2.22(h) of the Disclosure Schedule, no Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.

                            (i)          Effect of Transaction. Except as set forth in Section 2.22(i) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

                            (j)          Parachute Payments. Except as set forth in Section 2.22(j) of the Disclosure Schedule, there is no agreement, plan, arrangement or other contract, to which the Company or any of its Subsidiaries is a party covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no agreement, plan, arrangement or other contract by which the Company is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.22(j) of the Disclosure Schedule lists all persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

                            (k)          Employment Matters. The Company and each of its Subsidiaries is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations, collective bargaining agreements and arrangements, extension orders and binding customs respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health and wages and hours (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the ordinary course of business consistent with past practice). There are no actions, suits, claims or administrative matters pending or, to the Company’s Knowledge, threatened or reasonably anticipated against the Company, any of its Subsidiaries or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or, to the Company’s Knowledge, threatened or reasonably anticipated claims or actions against Company, any of its Subsidiaries or any Company trustee under any worker’s compensation policy or long-term disability policy. Neither the Company nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Entity with respect to employment practices. Except as set forth in Section 2.22(k) of the Disclosure Schedule, the services provided by each of the Company’s, each of its Subsidiaries’ and their ERISA Affiliates’ Employees is terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate. Section 2.22(k) of the Disclosure Schedule lists all liabilities of the Company to any Employee that result from the termination by the Company or Parent of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. Neither the Company nor any ERISA Affiliate has any liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

                            (l)          Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened, or reasonably anticipated. The Company does not have Knowledge of (i) any activities or proceedings of any labor union to organize any Employees nor (ii) as of the date hereof, it having received any notice from any Employee proposing such activities or proceedings. There are no actions, suits, claims, labor disputes or grievances pending or, to the Company’s Knowledge, threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 2.22(l) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or arrangement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries as of the date of this Agreement. Neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local Law, or incurred any liability or obligation under WARN or any similar state or local Law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local Law.

                            (m)          No Interference or Conflict. To the Knowledge of the Company, no stockholder, director, officer, employee or consultant of the Company or any of its Subsidiaries is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the Company’s business.

                           (n)          International Employee Plan. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by Law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

                           (o)          Certain Employee Matters. Section 2.22(o) of the Disclosure Schedule contains a complete and accurate list of the current employees of the Company and each of its Subsidiaries as of the date hereof and shows with respect to each such employee as of the date hereof (or as of such other date as is specified in such schedule as applicable) (i) the employee’s name, position held, base salary or hourly wage rate, as applicable, including each employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act, benefits and any profit sharing, incentive and bonus payments due to the employee in the current calendar year, (ii) the date of hire, (iii) vacation eligibility as of the date hereof (including accrued vacation from prior years), (iv) leave status (including type of leave, expected return date for non-disability related leaves and expiration dates for disability leaves), (v) visa status, (vi) the name of any union, collective bargaining agreement or other similar labor agreement covering such employee, (vii) accrued sick days as of the date hereof, (viii) relevant prior notice period required in the event of termination, (ix) eligibility to Company car or travel expenses, (x) any severance or termination payment (in cash or otherwise) to which any employee could be entitled and (xi) average over-time payments per month during the preceding twelve-month period.

                           (p)          Certain Consultant Matters. Section 2.22(p) of the Disclosure Schedule contains an accurate and complete list of (i) all current and former Persons that have or have had a consulting or advisory relationship with the Company and to which the Company has ongoing obligations and (ii) the location at which such consulting or advisory services are provided.

          2.23          Insurance. Section 2.23 of the Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, and any of its Subsidiaries, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. As of the date hereof, there is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any of its Subsidiaries has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, as of the date hereof there is no pending claim for which its total value (inclusive of defense expenses) the Company expects to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company and any of its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) remain in full force and effect. As of the date hereof, the Company has not received written notice of cancellation or termination of, or premium increase with respect to, any of such policies. Neither the Company, nor any of its Subsidiaries has ever maintained, established, sponsored, participated in or contributed to any self insurance plan.

          2.24          Compliance with Laws. Except as set forth in Section 2.24 of the Disclosure Schedule, the Company and each of its Subsidiaries (a) have, since January 1, 2006, complied in all material respects with any Law applicable to their respective businesses and (b) have not received any written notices of suspected, potential, or actual violation with respect to, any Law applicable to their respective businesses that, if violated, would reasonably be expected to result in material liability.

          2.25          Export Control Laws. Except as set forth in Section 2.25 of the Disclosure Schedule, the Company and each of its Subsidiaries has at all times conducted its export transactions in all material respects in accordance with (y) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (z) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

                         (a)          The Company and each of its Subsidiaries has obtained all material export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export, import and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

                            (b)          The Company and each of its Subsidiaries is in compliance in all material respects with the terms of all applicable Export Approvals;

                           (c)          There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals;

                           (d)          To the Company’s Knowledge, there are no presently existing facts or circumstances pertaining to the Company’s or any of its Subsidiaries’ export transactions that would constitute a reasonable basis for any future claims with respect to such Export Approvals; and

                            (e)          Section 2.25(e) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the Company’s products, services, software and technologies.

          2.26          State Anti-Takeover Statutes. The Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement and the transactions contemplated hereby. To the Company’s Knowledge, as of the date hereof, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub hereby jointly and severally represent and warrant to the Company as follows:

          3.1          Organization. Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

          3.2          Authority and Enforceability. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no further corporate action is required on the part of Parent or Sub to authorize this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

          3.3          No Conflict. The execution and delivery by each of Parent and Sub of this Agreement and any Related Agreement to which each of Parent and Sub is a party, and the consummation of the transactions contemplated hereby and thereby, will not Conflict with any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Parent or Sub or any of their respective properties or assets (whether tangible or intangible), other than any such items that would not reasonably be expected to materially impede the ability of Parent or Sub to consummate the transactions contemplated by this Agreement.

          3.4          Governmental Authorization. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, Parent or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of the Registration Statement with the SEC in accordance with the Exchange Act and the Securities Act and such other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the filing of notification, and expiration or early termination of the waiting period, under the HSR Act, as well as any required approval under foreign antitrust Laws, if applicable and (d) other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings that, if not obtained, made or given, would not reasonably be expected to materially impede the ability of Parent or Sub to consummate the transactions contemplated by this Agreement.

          3.5           SEC Reports. Parent has filed or furnished all forms, reports and documents with the SEC that have been required to be filed or furnished by it under applicable Laws since January 1, 2006 and prior to the date hereof (all such forms, reports and documents, the “Parent SEC Reports”). As of their respective effective dates (in the case of Parent SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Reports), each Parent SEC Report complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Parent SEC Report was filed. As of its filing date (or, if amended or superseded by a filing, on the date of such amended or superseding filing), each Parent SEC Report (as amended or superseded by a subsequently filed Parent SEC Report, if applicable) did not contain, as the case may be, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          3.6           No Parent Material Adverse Effect. Since December 31, 2008, there has not been any fact, event, change, development or set of circumstances that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          3.7           Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to the Merger have been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable and free and clear of all Liens.

          3.8           Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

          4.1           Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to operate the business of the Company and to cause its Subsidiaries to conduct their respective businesses, except (w) as required by Law, (x) as specifically disclosed in Section 4.1 of the Disclosure Schedule, (y) with the prior written consent of Parent or (z) as specifically contemplated by this Agreement, in the ordinary course consistent with past practice. The Company agrees to use reasonable best efforts (A) to pay and to cause its Subsidiaries to pay indebtedness for borrowed money and Taxes of the Company and its Subsidiaries when due (subject to the right of Parent to review and approve certain Returns in accordance with this Agreement), (B) to pay or perform other material obligations when due, and (C) to the extent consistent therewith, to preserve substantially intact the present business organizations of the Company, keep available the services of the present officers and Employees of the Company and its Subsidiaries, preserve substantially intact the Company’s assets and technology and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time. Without limiting the generality of the foregoing, except (i) as required by Law, (ii) as expressly contemplated by this Agreement, (iii) as expressly set forth in Section 4.1 of the Disclosure Schedule, or (iv) with the prior written consent of Parent (which in the case of clauses (j), (m) (with respect to non-officer Employees of the Company), (n), (q), (r) or (s)(ii) below or as set forth on Section 4.1 of the Disclosure Schedule shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time:

                           (a)           make any capital expenditure or enter into any capital commitment or capital transaction exceeding $250,000 individually or $500,000 in the aggregate;

                          (b)           (i) sell or license or transfer to any Person any rights to any Company Intellectual Property or Technology or enter into any agreement with respect to any Company Intellectual Property or Technology with any Person or with respect to any Intellectual Property Rights or Technology of any Person (other than pursuant to existing Contracts on their current terms or non-exclusive licenses of the Company Products that have been entered into in the ordinary course of business consistent with past practice that do not contain any of the terms described in Section 4.1(b) of the Disclosure Schedule), (ii) buy or license any Intellectual Property Rights or enter into any agreement with respect to the Intellectual Property Rights or Technology of any third party (other than pursuant to existing Contracts on their current terms or Contracts that have been entered into in the ordinary course of business consistent with past practice that do not contain any of the terms described in Section 4.1(b) of the Disclosure Schedule), (iii) enter into any agreement with respect to the development of any Intellectual Property Rights or Technology with a third party (other than development agreements in which the Company retains ownership of such Intellectual Property Rights or Technology entered into in the ordinary course of business consistent with past practice) or (iv) amend or modify any existing agreement to add terms that would be prohibited by clauses (i), (ii) and (iii) of this Section 4.1(b);

                           (c)           enter into, terminate or extend, or materially amend, waive, modify, or violate the terms of (i) any Material Contract (that is not otherwise included in Section 4.1(b)), (ii) any Contract that would have been required to have been disclosed in Section 2.12 of the Disclosure Schedule had such Contract been entered into prior to the date hereof or (iii) any Contract that would have been required to have been disclosed in Section 2.15 of the Disclosure Schedule had such Contract been entered into prior to the date hereof (in each case, other than in the ordinary course of business consistent with past practice);

                           (d)          except as set forth in Section 4.1(d) of the Disclosure Schedule or in accordance with Section 5.4(d) hereof, initiate any litigation or settle any litigation other than (i) litigation specifically reserved against on the Current Balance Sheet (for amounts not in excess of such reserves or, in any event, not in excess of $250,000 in any individual case or $500,000 in the aggregate) so long as such litigation is settled in cash only and paid by the Company in full prior to the Closing or (ii) to enforce its rights under this Agreement;

                           (e)          declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or any capital stock of any Subsidiary of the Company (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent), or split, combine or reclassify any Company Capital Stock or any capital stock of any Subsidiary of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or shares of any capital stock of any Subsidiary of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock or shares of any capital stock of any Subsidiary of the Company (or options, warrants or other rights exercisable therefor), except for the issuances of Company Capital Stock pursuant to exercises of Company Options or Company Warrants in accordance with their terms;

                           (f)          issue, grant, deliver, sell, or purchase or authorize or propose the issuance, grant, delivery, purchase or sale of, any shares of Company Capital Stock or shares of any capital stock of any Subsidiary of the Company or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, other than (i) issuances of Company Capital Stock pursuant to exercises of Company Options or Company Warrants in accordance with their terms and (ii) issuances set forth in Section 4.1(f) of the Disclosure Schedule;

                           (g)          cause or permit any amendments to the Charter Documents or the certificate of incorporation, bylaws or other organizational documents of the Company’s Subsidiaries;

                           (h)          acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company’s business or any of its Subsidiaries’ businesses, other than purchases of investment assets in the ordinary course of business consistent with past practice;

                           (i)          enter into any agreement to purchase or sell any interest in real property, grant any security interest in real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements;

                           (j)          (i) incur any indebtedness or guarantee any indebtedness for borrowed money (other than indebtedness not in excess of $2,000,000 (which may include the factoring of receivables) or in connection with the financing of ordinary course trade payables consistent with past practice) or (ii) issue or sell any debt securities or guarantee any debt securities or other obligations of others or create a Lien over any of its assets (other than a Permitted Lien, a Lien that is released (without material liability for such release) at or prior to Closing or a Lien resulting from the factoring of receivables described in clause (i) of this Section 4.1(j);

                          (k)         grant any loans to others, purchase debt securities of others or amend the terms of any outstanding loan agreement, other than (i) intercompany loans, (ii) accounts receivables extensions in the ordinary course of business consistent with past practice and (iii) advances of expenses to employees in the ordinary course of business consistent with past practice;

                           (l)          grant any severance or termination pay (in cash or otherwise) to any Employee, including any officer, of the Company or any of its Subsidiaries, except payments made pursuant to the Company Employee Plans set forth in the Disclosure Schedule and provided to Parent or to written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

                           (m)          except as set forth in Section 4.1(m) of the Disclosure Schedule, hire or offer to hire any Employee or terminate any Employee other than for cause without the prior written consent of Parent;

                          (n)          make any representations or issue any communications to employees regarding offers of employment from Parent without the prior written consent of Parent;

                           (o)          (i) adopt, amend or fail to maintain any Company Employee Plan, enter into any employment contract (other than at-will offer letters for new hires made in accordance with Section 4.1(m) and which do not provide for any severance, special bonus, special remuneration or acceleration of equity), (ii) pay or agree to pay any special bonus or special remuneration to any director or Employee of the Company or any of its Subsidiaries except as set forth in Section 4.1(o) of the Disclosure Schedule, or (iii) increase or agree to increase the salaries, wage rates, or other compensation or benefits of their respective Employees except payments made pursuant to this Agreement or pursuant to written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

                           (p)          revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves, in each case, other than in the ordinary course of business consistent with past practice and in accordance with GAAP or as otherwise required by GAAP;

                            (q)          pay, discharge or satisfy, in an amount in excess of $250,000 in any one case, or $500,000 in the aggregate, any claim, liability, loan or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities specifically reflected on or specifically reserved against in the Current Balance Sheet;

                            (r)          make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement or Tax ruling, settle or compromise any material Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or file any material Return or any amended Return unless such Return has been provided to Parent for review within a reasonable period prior to the due date for filing and Parent has consented to such filing;

                            (s)          enter into any (i) joint venture or similar arrangement or (ii) joint marketing or any similar arrangement (other than pursuant to existing Contracts on their current terms or Contracts that are entered into in the ordinary course of business consistent with past practice, subject to the limitations set forth in Section 4.1(b) hereof);

                             (t)          adopt or change the Company’s accounting policies or procedures, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, billing and invoicing policies, or payment or collection policies or practices, in each case, except as required by GAAP; or

                             (u)          take, commit or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(t), inclusive.

          4.2               Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 4.1 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent (the response to which will not be unreasonably delayed by Parent, and, in the event of an unreasonable delay, the Company may take such action without such action being deemed a breach of this Article IV) by sending an e-mail or facsimile to each of the individuals set forth in Section 4.2 of the Disclosure Schedule. Any of the individuals set forth in Section 4.2 of the Disclosure Schedule may grant consent on behalf of Parent to the taking of any action which would otherwise be prohibited pursuant to Section 4.1 by e-mail or such other notice that complies with the provisions of Section 8.1.

ARTICLE V

ADDITIONAL AGREEMENTS

          5.1               No Solicitation.

                          (a)          The Company and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company shall promptly (and in any event within three (3) Business Days following the date hereof) request in writing each Person that as heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such Person by or on behalf of the Company, and the Company shall use its reasonable best efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement) and to enforce the provisions of any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than Parent). Such written requests shall contain a notice to each Person that any information that is sent to the Company in the future will not be treated as confidential pursuant to such confidentiality agreement.

                          (b)          At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company and its Subsidiaries shall not, and shall cause their respective directors, officers, those individuals listed in Section 5.1(b) of the Disclosure Schedule, controlled affiliates, or any investment banker, attorney or other advisors or representatives retained by any of them (collectively, the “Company Representatives”) not to (and shall not authorize or knowingly permit such Company Representative or any other employees to), directly or indirectly, (i) solicit, initiate, knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Sub or any designees or representatives of Parent or Sub) in connection with, or in circumstances that would be reasonably likely to lead to, an Acquisition Proposal, any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, Sub or any designees or representatives of Parent or Sub or as may be required by a Governmental Entity), or take any other action intended to assist or facilitate any inquiries or the making of any proposal that would be reasonably likely to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person (other than Parent, Sub or any designees or representatives of Parent or Sub) with respect to an Acquisition Proposal (other than informing Persons of the existence of the provisions contained in this Agreement), (iv) approve, endorse or recommend an Acquisition Proposal, (v) execute or enter into any letter of intent, memorandum of understanding or Contract contemplating or otherwise relating to an Acquisition Transaction or (vi) terminate, amend, modify or waive any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than Parent); provided, however, that, notwithstanding the foregoing or any other provision of this Agreement to the contrary, at any time prior to the receipt of the Requisite Merger Approval, the Company Board may, directly or indirectly through advisors, agents or other intermediaries, subject to the Company’s compliance with the provisions of this Section 5.1, (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, written, unsolicited Acquisition Proposal in writing that the Company Board reasonably concludes (after consultation with its outside legal counsel and a Financial Advisor) constitutes or is reasonably likely to lead to a Superior Proposal and (B) furnish to any Person that has made (and not withdrawn) a bona fide, written, unsolicited Acquisition Proposal in writing that the Company Board reasonably concludes (after consultation with its outside legal counsel and a Financial Advisor) constitutes or is reasonably likely to lead to a Superior Proposal, any non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to the Company than those contained in the Confidential Disclosure Agreement, provided further, however, that, in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) none of the Company or any of its Subsidiaries shall have breached or violated (or be deemed, pursuant to the terms of this Section 5.1, to have breached or violated) in any material respect the terms of this Section 5.1, (2) the Company Board reasonably determines (after consultation with outside legal counsel) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, (3) at least forty-eight (48) hours prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Company gives Parent written notice of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person and (4) contemporaneously with furnishing any non-public information regarding the Company’s business or operations to any such Person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent).

                          (c)         Without limiting the generality of the foregoing, Parent, Sub and the Company acknowledge and hereby agree that any violation of the restrictions set forth in this Section 5.1 by any Company Representative shall be deemed to be a breach of this Section 5.1 by the Company. The Company shall not enter into any letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement as permitted by Section 5.1(b)) contemplating or otherwise relating to an Acquisition Proposal unless and until this Agreement is terminated pursuant to Article VII, and the Company has paid all amounts due to Parent pursuant to Section 7.3, if any.

                          (d)          Nothing contained in this Section 5.1 shall prohibit the Company or any Company Representative from, or restrict the Company’s or any Company Representative’s ability to, (i) furnish to any Person any non-public information relating exclusively to Hantro or afford access to the business, properties assets, books or records of Hantro to any Person or (ii) participate or engage in discussions or negotiations with any Person with respect to a Hantro Transaction; provided, however, that neither the Company nor any Company Representative solicits, initiates, knowingly encourages, knowingly facilitates or knowingly induces the making, submission or announcement of, an Acquisition Proposal in connection with or as a result of the activities set forth in clause (i) or (ii).

                          (e)          In addition to the obligations of the Company set forth in Section 5.1(b), the Company shall promptly, and in all cases within twenty-four (24) hours of its receipt, advise Parent orally and in writing of (i) any Acquisition Proposal (and, if the Acquisition Proposal is in written form, the Company shall give Parent a copy thereof, along with any other written information delivered to the Company from such Person or its advisors, agents or other intermediaries), (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, and, with respect to each of clauses (i), (ii) and (iii), the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

                          (f)          Until such time as this Agreement is terminated pursuant to Article VII, the Company shall keep Parent promptly informed of any changes in the status, details, terms and conditions (including amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. In addition to the foregoing, the Company shall provide Parent with at least forty-eight (48) hours (or any shorter period of advance notice actually provided to members of the Company Board) prior written notice of a meeting of the Company Board at which the Company Board is reasonably expected to consider an Acquisition Proposal or an inquiry relating to a potential Acquisition Proposal.

          5.2            Company Board Recommendation.

                         (a)          Subject to the terms of Section 5.2(b), the Company Board shall recommend that the holders of shares of Company Common Stock adopt this Agreement in accordance with the applicable provisions of the DGCL (the “Company Board Recommendation”).

                          (b)          Subject to the terms of this Section 5.2(b), neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation (a “Company Board Recommendation Change”); provided, however, that, notwithstanding the foregoing, the Company Board may effect a Company Board Recommendation Change at any time prior to the receipt of the Requisite Merger Approval, if and only if (i) (x) the Company Board has received an Acquisition Proposal that constitutes a Superior Proposal or (y) there is any Intervening Event, (ii) if such Company Board Recommendation Change is pursuant to Section 5.2(b)(i)(x), neither the Company nor any of its Subsidiaries shall have breached or violated (or be deemed, pursuant to the terms hereof, to have breached or violated) the provisions of Section 5.1 in any material respect, (iii) the Company Board reasonably determines (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by Parent pursuant to clause (v) below), that, in light of such Superior Proposal or Intervening Event, as applicable, the failure of the Company Board to effect a Company Board Recommendation Change would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, (iv) prior to effecting such Company Board Recommendation Change, the Company Board shall have provided Parent with (A) if such Company Board Recommendation Change is pursuant to Section 5.2(b)(i)(x), the most current version of any written agreement or proposal relating to the transaction that constitutes such Superior Proposal, or (B) if such Company Board Recommendation Change is pursuant to Section 5.2(b)(i)(y), information describing such Intervening Event in reasonable detail, (v) the Company shall have given Parent at least five (5) Business Days notice that it is prepared to effect a Company Board Recommendation Change in response to a Superior Proposal or an Intervening Event, as applicable, and, if requested by Parent, the opportunity to meet with the Company and its outside legal counsel, all with the purpose and intent of enabling Parent and the Company to discuss in good faith any modification of the terms and conditions of this Agreement proposed by Parent so that the transactions contemplated hereby may be effected without a Company Board Recommendation Change, and (vi) Parent shall not have made, within five (5) Business Days after receipt of the Company’s written notice of its intention to effect a Company Board Recommendation Change, a counter-offer or proposal that the Company Board reasonably determines, after consultation with its outside legal counsel and a Financial Advisor, is at least as favorable to the Company Stockholders as such Superior Proposal or, in the case of an Intervening Event, obviates the need for a Company Board Recommendation Change as a result of an Intervening Event.

                         (c)          Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided, however, that, in each case, any statement(s) made by the Company Board pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement, including the provisions of Article VII; and provided further, however, that any such statement or disclosure (other than a factually accurate public statement by the Company that does no more than describe the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto or a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, and within the time period contemplated by Rule 14d-9(f)(3)) shall be deemed to be a Company Board Recommendation Change if the Company Board does not expressly publicly reaffirm the Company Board Recommendation in connection with such statement or disclosure.

                         (d)          Nothing set forth in this Section 5.2 shall (i) permit the Company to terminate this Agreement, (ii) affect any other obligation of the Company under this Agreement, (iii) limit the obligation of the Company to duly call, give notice of, convene and hold the Company Stockholder Meeting, (iv) relieve the Company of its obligation to solicit proxies for the Company Stockholder Meeting and submit to a vote of the Company Stockholders the Merger Proposal at the Company Stockholder Meeting, or (v) permit the Company to submit for a vote of the Company Stockholders at or prior to the Company Stockholder Meeting any matter other than the Merger Proposal.

          5.3            Company Stockholder Meeting.

                         (a)          The Company shall establish a record date for, call, give notice of, convene, hold, and take a vote of stockholders on the adoption of this Agreement in accordance with the DGCL (the “Merger Proposal”) at a meeting of the Company Stockholders (the “Company Stockholder Meeting”) as promptly as practicable following the date hereof (subject to Section 5.3(c) and subject to such delay, postponement or adjournment as is required to comply with any comments made by the SEC with respect to the Proxy Statement/Prospectus).

                         (b)          Unless the Company Board has effected a Company Board Recommendation Change pursuant to and in accordance with the terms of Section 5.2(b), the Company Board shall use its reasonable best efforts to obtain the Requisite Merger Approval at the Company Stockholder Meeting or any postponement or adjournment thereof, including by soliciting proxies from the Company Stockholders (i) in favor of the Merger Proposal and (ii) to approve the adjournment of the Company Stockholder Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Company Stockholder Meeting to adopt the Merger Proposal. At the Company Stockholder Meeting, the Company shall submit to a vote of the Company Stockholders the Merger Proposal. The Company shall not propose for consideration or submit for a vote any Acquisition Proposal at the Company Stockholder Meeting other than the Merger Proposal (or an adjournment of the Company Stockholder Meeting, if permitted hereunder) without the prior written consent of Parent. The Company shall not establish a record date for, call, give notice of, convene or hold any meeting of the Company Stockholders unless and until the Company Stockholder Meeting has been held, a vote of the Company Stockholders has been taken on the Merger Proposal, and the Company Stockholder Meeting has been adjourned. Notwithstanding anything to the contrary set forth in this Agreement, except as otherwise set forth in this Section 5.3(b), this Agreement shall be submitted to the Company Stockholders at the Company Stockholder Meeting to obtain the Requisite Merger Approval, and the Company’s obligations under this Section 5.3 shall not be terminated, superseded, limited, modified or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Acquisition Transaction, or by any Company Board Recommendation Change (whether or not in compliance with the terms hereof). For the avoidance of doubt, the Company shall not be required to hold the Company Stockholder Meeting if this Agreement is validly terminated in accordance with Section 7.1.

                         (c)          Notwithstanding anything to the contrary contained in this Agreement, the Company may and, if reasonably requested by Parent, shall adjourn or postpone the Company Stockholder Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is filed and provided to the Company Stockholders (but in any event no more than five (5) Business Days), (ii) if, as of the time for which the Company Stockholder Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or (iii) as required by applicable Law.

                         (d)          Unless the Company Board has effected a Company Board Recommendation Change pursuant to and in accordance with the terms of Section 5.2(b), the Company Board shall not withdraw, alter, modify, change or revoke its approval of this Agreement, the Merger and the transactions contemplated hereby or its recommendation to the Company Stockholders to vote in favor of this Agreement, the Merger and the transactions contemplated hereby.

          5.4             Access; Notice and Consultation.

                         (a)          The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period from the date hereof and prior to the earlier of the termination of this Agreement or the Effective Time to (i) the properties, books, contracts and records (including access to design processes and methodologies and all source code and financial statements (including Returns and supporting documentation)) of the Company as Parent may reasonably request, (ii) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request, and (iii) Employees of the Company as reasonably requested and identified by Parent; provided, however, that the Company may restrict the foregoing access to the extent that (x) any applicable Law requires the Company to restrict or prohibit access to any such properties or information, (y) such disclosure would, based on the advice of the Company’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other privilege applicable to such information or (z) such disclosure relates to individual performance or personnel evaluation records, medical histories or other personnel information that in the Company’s good faith opinion could subject the Company or any of its Subsidiaries to liability. No information or knowledge obtained in any investigation pursuant to this Section 5.4 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

                         (b)          The Company or Parent, as the case may be, shall give prompt notice to the other party of: (i) the occurrence of any event that is reasonably likely to cause any representation or warranty of the Company or Parent, as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time such that it would result in failure of the conditions set forth in Section 6.2(a) or Section 6.3(a), and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder such that it would result in failure of the conditions set forth in Section 6.2(a) or Section 6.3(a), respectively. Notwithstanding the foregoing, any update of or modification to the Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded for purposes of determining the satisfaction of the conditions to the Merger set forth in Article VI.

                         (c)          The Company shall promptly notify Parent upon obtaining Knowledge of any written notice or other written communication (including e-mail) received by the Company or any of its Subsidiaries from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging (i) any material breach of or material default under any Material Contract to which the Company or any of its Subsidiaries is a party or (ii) that any material consent is or may be required in connection with the transactions contemplated by this Agreement.

                         (d)          The Company shall promptly advise Parent orally and in writing of any litigation commenced after the date hereof against the Company or any of its directors or executive officers by any of the Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall consider Parent’s views with respect to such stockholder litigation, and shall not settle any such stockholder litigation without the prior written consent of Parent, which, if such settlement is for cash only, shall not be unreasonably withheld, conditioned or delayed.

                         (e)          Notwithstanding anything to the contrary set forth in this Agreement, no information obtained pursuant to the access granted or notification provided pursuant to this Section 5.4 shall be deemed to (i) amend or otherwise modify in any respect any representation or warranty of the party hereto providing such access or notice, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice. The terms and conditions of the Confidential Disclosure Agreement shall apply to any information acquired or provided pursuant to this Section 5.4.

          5.5            Confidentiality. Parent, Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Mutual Non-Disclosure Agreement dated as of November 10, 2008, as amended, (the “Confidential Disclosure Agreement”), which will continue in full force and effect in accordance with its terms.

          5.6            Public Disclosure. Except with regard to a Company Board Recommendation Change permitted and effected pursuant to Section 5.2(b), each of Parent and the Company shall consult with the other before issuing any press release or making any public announcement or statement with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public announcement or statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that either Parent or the Company may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Law or the rules and regulations of Nasdaq, in the case of Parent, and NYSE Alternext US, Inc., in the case of the Company, if such party first notifies and (if practicable) consults with the other regarding the timing and substance of such public announcement or statement.

          5.7            Reasonable Best Efforts to Complete.

                        (a)          Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including by:

                                        (i)          using its reasonable best efforts to cause the conditions to the Merger set forth in Article VI to be satisfied or fulfilled;

                                        (ii)          using its reasonable best efforts to obtain all necessary or appropriate consents, waivers and approvals, and to provide all necessary notices, under (A) any material Contracts to which the Company or any of its Subsidiaries is a party and (B) any other Contracts to which the Company or any of its Subsidiaries is a party that Parent shall reasonably request in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated by this Agreement; provided, however, that, in the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall not make or commit to make any such payment or provide any such consideration without Parent’s prior written consent;

                                         (iii)          making all necessary registrations, declarations and filings with Governmental Entities in connection with this Agreement and the consummation of the transactions contemplated hereby, and obtaining all necessary actions or non-actions, waivers, clearances, consents, approvals, orders and authorizations from Governmental Entities (including all Antitrust Approvals) in connection with this Agreement and the consummation of the transactions contemplated hereby;

                                        (iv)          executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; and

                                        (v)          assisting the other parties in (A) making all necessary registrations, declarations and filings with Governmental Entities in connection with this Agreement and the consummation of the transactions contemplated hereby, including by providing such information regarding itself, its Affiliates and their respective operations as may be requested in connection with a filing by it or any of its Subsidiaries, (B) obtaining all necessary actions or non-actions, waivers, clearances, consents, approvals, orders and authorizations from Governmental Entities (including all Antitrust Approvals) in connection with this Agreement and the consummation of the transactions contemplated hereby, and (C) delivering any additional instruments required to be made, obtained or delivered to consummate the transactions contemplated by this Agreement.

                         (b)          Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Section 5.7 or elsewhere in this Agreement shall be deemed to require Parent or the Company or any Subsidiary thereof to (i) litigate or otherwise contest any administrative or judicial action or proceeding that may be brought in connection with the transactions contemplated by this Agreement or (ii) agree to any divesture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

          5.8            Regulatory Filings.

                         (a)          Without limiting the generality of the provisions of Section 5.7 and to the extent required by applicable Laws and Orders, as promptly as practicable following the execution and delivery of this Agreement, each of Parent and the Company shall make or submit all applications, notices, petitions and filings, file or submit all documentation, and use their respective reasonable best efforts to obtain as promptly as practicable all clearances, permits, consents, approvals and authorizations of all third parties and Governmental Entities, in each case that are necessary or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable and to comply with the terms and conditions of all such clearances, permits, consents, approvals and authorizations of all such third parties and Governmental Entities. The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws, all the documentation and information relating to the other party and any of its respective Subsidiaries, that appears in any application, notice, petition, filing and documentation made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose clearance, consent or approval is required to consummate the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any clearance, consent or approval required in order to consummate the transactions contemplated by this Agreement will not be obtained or that the receipt of any such clearance, consent or approval will be materially delayed or conditioned.

                         (b)          Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making and submitting the applications, notices, petitions and filings contemplated by this Section 5.8, (ii) subject to applicable Laws and Orders, supply the other with any information that may be required in order to effectuate such applications, notices, petitions and filings, and (iii) supply any additional information that may be required or reasonably requested by any Governmental Entity in connection with such applications, notices, petitions and filings. Subject to applicable Laws and Orders, each party hereto shall (w) promptly inform the other party hereto of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement, (x) permit the other party hereto the opportunity to review in advance all the information relating to Parent and its Subsidiaries or the Company and its Subsidiaries, as the case may be, that appears in any application, notice, petition or filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated hereby, (y) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation, or inquiry concerning the transactions contemplated hereby unless and until such party has consulted with the other party, and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend such meeting or discussion, and (z) furnish the other party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and representatives, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to the transactions contemplated hereby. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

          5.9            Anti-Takeover Laws. In the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby, each of the Company, Parent and Sub, at the direction of its respective Board of Directors, shall use its reasonable best efforts to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

          5.10            Registration Statement; Proxy Statement/Prospectus.

                           (a)          As promptly as practicable after the execution and delivery of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, a Registration Statement on Form S-4 in connection with the issuance of shares of Parent Common Stock in the Merger (as may be amended or supplemented from time to time, the “Registration Statement”). The Registration Statement shall include (i) a prospectus for the issuance of shares of Parent Common Stock in the Merger, and (ii) a proxy statement of the Company for use in connection with the solicitation of proxies for the Merger Proposal to be considered at the Company Stockholder Meeting (as may be amended or supplemented from time to time, the “Proxy Statement/Prospectus”). The Proxy Statement/Prospectus shall include information regarding the Company and the terms of the Merger and this Agreement. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing with the SEC. Without limiting the generality of the foregoing, each of the Company and Parent shall, and shall cause its respective representatives to, fully cooperate with the other party hereto and its respective representatives in the preparation of the Registration Statement and the Proxy Statement/Prospectus, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Registration Statement and the Proxy Statement/Prospectus, and any amendment or supplement thereto, and each of Parent and the Company shall provide the other party hereto with a reasonable opportunity to review and comment thereon. As promptly as practicable after the Registration Statement is declared effective by the SEC, Parent and the Company shall cause the Proxy Statement/Prospectus to be disseminated to the Company Stockholders.

                           (b)          Unless the Company Board shall have effected a Company Board Recommendation Change in compliance with the terms and conditions set forth in this Agreement, the Proxy Statement/Prospectus shall include the Company Board Recommendation.

                           (c)           Except as otherwise set forth in this Agreement or as may be required by applicable Law or Order, neither Parent nor the Company shall effect any amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Registration Statement without the prior consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that the Company, in connection with a Company Board Recommendation Change pursuant to and in accordance with Section 5.2, may amend or supplement the Proxy Statement/Prospectus pursuant to a Qualifying Amendment to effect such change, and in such event, the right of approval set forth in this Section 5.10(c) shall apply only with respect to such information relating to the other party or its business, financial condition or results of operations, and shall be subject to the Company’s right to have the deliberations and conclusions of the Company Board accurately described. A “Qualifying Amendment” means an amendment or supplement to the proxy statement for the Company if and solely to the extent that it contains (i) a Company Board Recommendation Change, (ii) a statement of the reasons of the Company Board for making such Company Board Recommendation Change, and (iii) additional information reasonably related to the foregoing.

                           (d)          The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by any party hereto for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is filed with the SEC or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by any party hereto for inclusion or incorporation by reference in the Proxy Statement/Prospectus shall not, at the time the Registration Statement is declared effective, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Without limiting the generality of the foregoing, prior to the Effective Time, Parent and the Company shall notify each other in writing as promptly as practicable upon becoming aware of any event or circumstance that should be described in an amendment of, or supplement to, the Registration Statement, Proxy Statement/Prospectus or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law or the SEC, disseminated to the stockholders of Parent and the Company. Parent and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Registration Statement, the Proxy Statement/Prospectus or any Regulation M-A Filing, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings. Prior to filing the Registration Statement or mailing the Proxy Statement/Prospectus to the Company Stockholders (or filing or mailing any amendment thereof or supplement thereto or any other materials to be submitted to the Company Stockholders in connection with the solicitation of their approval of the Merger and this Agreement), each of Parent and the Company, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably and timely proposed by such other party and (iii) shall not file or mail such document or respond to the SEC prior to receiving such other party’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

                           (e)          Parent and the Company shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act. In addition, Parent shall use reasonable best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of Parent Common Stock in the Merger.

          5.11           Proprietary Information and Inventions Assignment Agreement. Except as set forth in Section 5.11 of the Disclosure Schedule, the Company shall use its reasonable efforts to cause each current employee of the Company and its Subsidiaries and each former employee of the Company and its Subsidiaries, in each case, who is listed on Section 5.11 of the Disclosure Schedule, to have entered into and executed, and each person who becomes an employee of the Company or any Subsidiary thereof after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, an employee proprietary information agreement with the Company and each of its Subsidiaries, in a form reasonably satisfactory to Parent effective as of such employee’s first date of employment or service. Except as set forth in Section 5.11 of the Disclosure Schedule, the Company shall use its reasonable efforts to cause each current consultant or contractor of the Company and its Subsidiaries, and each former consultant or contractor of the Company and its Subsidiaries, in each case, who is listed on Section 5.11 of the Disclosure Schedule, if any, to have entered into and executed, and each Person who becomes a consultant or contractor of the Company or any Subsidiary after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a consultant proprietary information agreement with the Company and each of its Subsidiaries, in a form satisfactory to Parent effective as of such consultant or contractor’s first date of service.

          5.12           Resignation of Officers and Directors. Upon the request of Parent delivered to the Company at least ten (10) Business Days prior to the Closing, the Company shall use reasonable best efforts to cause each executive officer and director of the Company and its Subsidiaries to execute a resignation letter in a form reasonably acceptable to Parent, effective as of the Effective Time.

          5.13           Termination of 401(k) Plan. Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company within ten (10) days prior to the Closing Date that such 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board, or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and fees and provide such estimate in writing to Parent no later than fifteen (15) calendar days prior to the Closing Date.

          5.14           Continuation of Employee Benefits.

                          (a)          As of and for a period of twelve (12) months following the Closing Date, Parent will, or Parent will cause the Surviving Corporation and its Subsidiaries to, either (i) continue certain Company Employee Plans as determined in Parent’s sole and absolute discretion, (ii) permit employees of the Company and each of its Subsidiaries who continue employment with Parent or the Surviving Corporation or their respective Subsidiaries following the Closing Date (“Continuing Employees”) while they remain so employed by Parent or the Surviving Corporation or their respective Subsidiaries, and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies (including any plan intended to qualify within the meaning of Section 401(a) of the Code and any severance, vacation, sick, personal time off plans or programs and excluding any equity compensation plans, programs, agreements or arrangements) of Parent or its Affiliates on terms that are no less favorable in the aggregate to Continuing Employees than those provided during such period to employees of Parent or its Affiliates who are similarly situated with such Continuing Employees following the Closing, or (iii) as determined in Parent’s sole and absolute discretion, a combination of clauses (i) and (ii). To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its or its Affiliates’ employee benefit plans, program or policies following the Closing Date, Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, recognize the prior service with the Company or its Subsidiaries, including prior service with predecessor employers where such prior service is recognized by the Company and its Subsidiaries as of immediately prior to the Closing, of each Continuing Employee in connection with all employee benefit plans, programs or policies of Parent or its Affiliates in which Continuing Employees are eligible to participate for purposes of eligibility to participate, vesting and determination of level of benefits (but not (1) for purposes of vesting any newly granted stock options and any newly granted equity awards, (2) for the purposes of benefit accruals under any defined benefit pension plan or (3) to the extent that such recognition would result in duplication of benefits). From and after the Closing Date, Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, (x) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents to the extent such Continuing Employees and their eligible dependents were not subject to such preexisting conditions and limitations and eligibility waiting periods under the comparable Company Employee Plans as of the time immediately preceding the Closing, and (y) provide each Continuing Employee with credit for any deductibles paid under any Company Employee Plan that provides group health plan benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible or out of pocket requirements under any group health plans of Parent, the Surviving Corporation or its Subsidiaries that such employees are eligible to participate in after the Closing to the same extent that such expenses were recognized under the comparable Company Employee Plan.

                           (b)          No Third Party Beneficiaries. The provisions of this Section 5.14 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and nothing herein shall be deemed to amend any Company Employee Plan to reflect the terms of this Section 5.14.

          5.15           Director and Officer Indemnification and Insurance.

                          (a)          Subject to any limitation imposed from time to time under applicable Law, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) fulfill and honor all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (each, an “Indemnified Person”) acting in such capacities as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company or its Subsidiaries as in effect on the date of this Agreement (to the extent that copies have been made available to Parent prior to the date of this Agreement), and cause such rights to survive the Merger and continue in full force and effect in accordance with their terms, (ii) for a period of six (6) years from and after the Effective Time, cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of current and former officers and directors of the Company and its Subsidiaries than are presently set forth in the Charter Documents, and (iii) for a period of six (6) years from and after the Effective Time, not amend, repeal or otherwise modify such provisions in any manner that would adversely affect any right thereunder of any person benefitted by such provisions.

                           (b)          Without limiting Section 5.15(a), for six years after the Effective Time, Parent shall cause the Surviving Corporation to provide officers’ and directors’ liability insurance from a reputable and financially sound carrier in respect of acts or omissions occurring at or prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that, in satisfying its obligation under this Section 5.15(b), the Surviving Corporation shall not be obligated to pay an aggregate annual premium in excess of 200% of the amount per annum the Company paid in its last full fiscal year (the “Maximum Premium”), which amount the Company has disclosed to Parent prior to the date of this Agreement; provided further, however, that if such coverage cannot be obtained, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall provide directors’ and officers’ liability insurance that provides, in Parent’s reasonable judgment, the Indemnified Persons the most advantageous policy limits and terms obtainable for an annual premium equal to the Maximum Premium. Notwithstanding the foregoing, the Company or the Surviving Corporation may, and, if so directed by Parent prior to the Effective Time, the Company shall, purchase a prepaid “tail” directors’ and officers’ liability insurance policy, covering the same persons and providing the same terms with respect to coverage and amount as aforesaid, and that by its terms shall provide coverage until the sixth annual anniversary of the Effective Time, and upon the purchase of such insurance, Parent’s and the Surviving Corporation’s obligations pursuant to the first sentence of this Section 5.15(b) shall be deemed to have been satisfied.

                           (c)          The rights of each Indemnified Person under this Section 5.15 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

                           (d)          If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.15.

          5.16            Section 16 Resolutions. The Board of Directors of Parent, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution prior to the Effective Time providing that the receipt by Company Insiders of Parent Common Stock in exchange for shares of Company Common Stock, Company Restricted Stock or Company Options, pursuant to the transactions contemplated by this Agreement is intended to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder. In addition, the Company Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) promulgated under the Exchange Act), shall adopt a resolution prior to the Effective Time providing that the disposition by Company Insiders of Company Common Stock, Company Restricted Stock or Company Options in exchange for shares of Parent Common Stock are also intended to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder. For purposes of this Agreement, and the term “Company Insiders” shall mean those directors and officers of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

          5.17            Obligations of the Sub. Parent shall cause Sub to perform its obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

          5.18            Tax Matters. None of Parent, Sub or the Company shall, and they shall not permit any of their respective Subsidiaries to, take any action prior to or following the Effective Time that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Parent, Sub and the Company shall use its commercially reasonable efforts to obtain the opinions described in Section 6.1(d) (collectively, the “Tax Opinions”). In furtherance of the preceding sentence, in the event that the aggregate amount of cash to be paid in lieu of fractional shares of Parent Common Stock would exceed 20% of the sum of such cash plus the aggregate value of the Parent Common Stock to be issued in the Merger to Company Stockholders, calculated based on the closing price of one share of Parent Common Stock on the last Business Day immediately preceding the Closing Date, then immediately following the Effective Time, Parent shall cause the Surviving Corporation to merge with and into a Delaware limited liability company that is a direct, wholly owned subsidiary of Parent (the “Second Step Merger”), with such limited liability company continuing as the surviving entity of the Second Step Merger. In such event, any reference to the Merger in this Section 5.18, Recital B or Section 6.1(d) of this Agreement shall be to the Merger described in Section 1.1 taken together with the Second Step Merger as part of one integrated transaction for U.S. federal income tax purposes. Officers of Parent, Sub and the Company shall execute and deliver to Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Parent, and Hogan & Hartson LLP, counsel to the Company, certificates containing customary representations as described in Section 6.1(d) at such time or times as may be reasonably requested by such law firms, including the effective date of the Registration Statement and the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger. Each of Parent, Sub and the Company covenants and agrees to report the Merger for U.S. federal and applicable state income tax purposes in a manner consistent with the characterization of the Merger as a tax-free reorganization under Section 368(a)(1) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE VI

CONDITIONS TO THE MERGER

          6.1            Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Sub to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                           (a)           Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened in writing by the SEC.

                           (b)          Requisite Merger Approval. The Requisite Merger Approval shall have been obtained.

                           (c)          No Order, Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

                           (d)          Tax Opinions. Parent shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation (or other legal counsel nationally recognized in matters relating to federal income taxation), and the Company shall have received an opinion of Hogan & Hartson LLP (or other legal counsel nationally recognized in matters relating to federal income taxation), each dated as of the Effective Time and each to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, Sub and the Company, in each case, in form and substance reasonably satisfactory to such counsel, upon which such counsel shall be entitled to rely. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

                           (e)          Regulatory Approvals/HSR Act. (i) Any and all waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and (ii) to the extent that there are changes in Laws governing antitrust, unfair competition or restraints on trade following the date of this Agreement that require additional clearances, approvals and consents to be obtained in connection with the transactions contemplated by this Agreement, such clearances, approvals and consents shall have been obtained (all of the waiting periods, clearances, approvals and other consents referenced in the preceding clauses (i) and (ii) being collectively referred to herein as the “Antitrust Approvals” and each individually as an “Antitrust Approval”).

          6.2          Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Sub:

                           (a)              Representations, Warranties and Covenants.

                                           (i)          The representations and warranties of the Company set forth in Section 2.1(a) (Organization of the Company), Section 2.4 (Authority and Enforceability), Section 2.21 (Brokers’ and Finders’ Fees; Fairness Opinion) and Section 2.26 (State Anti-Takeover Statutes) (collectively, the “Specified Company Representations”), shall have been true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects only as of such particular date).

                                           (ii)         The representations and warranties of the Company set forth in Sections 2.2(a) through Section 2.2(c) (Company Capital Structure) (the “Company Capitalization Representations”) shall have been true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects only as of such particular date), except where the failure of such representations and warranties to be so true and correct as of the date of this Agreement, as of such particular date or as of the Closing Date would not result in the issuance or payment of an aggregate value of consideration issuable and payable by Parent in the Merger that exceeds 101% of the aggregate value of consideration that otherwise would be issuable and payable by Parent in the Merger in the absence of such breach or inaccuracy.

                                           (iii)        The representations and warranties of the Company set forth in this Agreement (other than the Specified Company Representations and the Company Capitalization Representations) shall have been true and correct in all respects (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been so true and correct only as of such particular date), except, in each case, where the failure of such representations and warranties to be so true and correct as of the date of this Agreement, as of such particular date or as of the Closing Date has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                                           (iv)        The Company shall have performed in all material respects any obligations and complied in all material respects with any covenants or other agreements of the Company to be performed or complied with by it under this Agreement at or prior to the Effective Time.

                           (b)              No Material Adverse Effect. No event, development, change, circumstance or condition shall have occurred or exist that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company that is continuing.

                           (c)              Officer’s Certificate. Parent shall have received a certificate, validly executed for and on behalf of the Company and in its name by the Chief Executive Officer and Chief Financial Officer of the Company, certifying the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).

                           (d)              No Governmental Litigation. There shall not be pending or overtly threatened any suit, action or proceeding by any Governmental Entity against Parent, Sub, the Company or any of their respective Subsidiaries in connection with the Merger (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit the Merger, (ii) seeking to prohibit or impose any limitations on the ownership or operation by Parent (or any of its Subsidiaries) of all or any material portion of the business, assets (tangible or intangible) or products of the Company and its Subsidiaries, or of all or any portion of the business, assets (tangible or intangible) or products of Parent and its Subsidiaries, or to compel Parent, the Company or any of their respective Subsidiaries to dispose of, license or hold separate all or any material portion of the business, assets (tangible or intangible) or products of the Company and its Subsidiaries or all or any portion of the business, assets (tangible or intangible) or products of Parent and its Subsidiaries, (iii) seeking material damages, or (iv) which, if adversely determined, otherwise would have or would reasonably be expected to have a Parent Material Adverse Effect or Material Adverse Effect on the Company.

                           (e)              Offer Letters. No more than one of the Key Employees shall have taken any action to terminate, revoke, rescind or otherwise repudiate such Key Employee’s Offer Letter.

          6.3           Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                           (a)              Representations, Warranties and Covenants.

                                              (i)          The representations and warranties of Parent and Sub set forth in this Agreement shall have been true and correct in all respects (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been so true and correct only as of such particular date), except, in each case, where the failure of such representations and warranties to be so true and correct as of the date of this Agreement, as of such particular date or as of the Closing Date would not reasonably be expected to materially impede the ability of Parent or Sub to consummate the transactions contemplated by this Agreement~~.~~

                                              (ii)         Parent and Sub shall have performed in all material respects any obligations and complied in all material respects with any covenants or other agreements of Parent and Sub to be performed or complied with by them under this Agreement at or prior to the Effective Time.

                           (b)              Officer’s Certificate. The Company shall have received a certificate, validly executed for and on behalf of Parent and in its name by a duly authorized officer of Parent, certifying the satisfaction of the conditions set forth in Section 6.3(a).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

          7.1          Termination. Notwithstanding the prior receipt of the Requisite Merger Approval, this Agreement may be validly terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time only as follows (it being agreed that the party hereto terminating this Agreement pursuant to this Section 7.1 shall give prompt written notice of such termination to the other party or parties hereto):

                         (a)          by mutual written agreement of Parent and the Company; or

                         (b)          by either Parent or the Company, if the Effective Time has not occurred prior to 11:59 p.m. (California time) on March 31, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose action or failure to take any action has been the cause of, or resulted in, any of the conditions to the Merger set forth in Article VI having failed to be satisfied on or before the Termination Date, as applicable, or in the Effective Time not occurring prior to the Termination Date, as applicable, in either case and if such action or failure to take action constituted a material breach of this Agreement; or

                         (c)          by either Parent or the Company, if any Governmental Entity (i) shall have enacted, issued, granted, promulgated, entered, enforced or deemed applicable to the Merger any Law or any final, non-appealable Order that is in effect and has the effect of making the consummation of the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or (ii) from which an Antitrust Approval is required has denied such approval and such denial has become final and non-appealable; or

                         (d)          by either Parent or the Company, if the Company shall have failed to obtain the Requisite Merger Approval at the Company Stockholder Meeting (or any postponement or adjournment thereof) at which a vote was taken on the Merger Proposal; or

                         (e)          by the Company, provided that the Company is not then in material breach of any covenant or agreement of the Company set forth in this Agreement, in the event (i) of a breach of any covenant or agreement on the part of Parent or Sub set forth in this Agreement or (ii) that any of the representations and warranties of Parent and Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 6.3(a) would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Sub or such inaccuracies in the representations and warranties of Parent or Sub are curable, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) until the expiration of the thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach or inaccuracy by Parent or Sub is cured within such thirty (30) calendar day period); or

                         (f)          by Parent, provided that neither Parent nor Sub is then in material breach of any covenant or agreement of Parent or Sub, as applicable, set forth in this Agreement, in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 6.2(a) would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f) until the expiration of the thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or

                         (g)          by Parent, in the event that:

                                        (i)          the Company shall have breached or violated the terms of Section 5.1 (other than an inadvertent breach that does not result in an Acquisition Proposal), Section 5.2 or Section 5.3 in any material respect;

                                        (ii)         the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change (whether or not in compliance with the terms of this Agreement);

                                        (iii)        the Company shall have failed to include the Company Board Recommendation in the Proxy Statement/Prospectus;

                                        (iv)        a tender offer or exchange offer for Company Common Stock is commenced and (A) within the ten (10) Business-Day period specified in Rule 14e-2 promulgated under the Exchange Act, the Company shall have failed to issue a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Company Board Recommendation and recommending that the Company Stockholders reject such tender or exchange offer and not tender any shares of Company Common Stock into such tender or exchange offer, or (B) at any time after the foregoing ten (10) Business-Day period, the Company shall issue a press release or file a Schedule 14D-9, in any such case relating to such tender or exchange offer that fails to reaffirm the Company Board Recommendation and recommend that the Company Stockholders reject such tender or exchange offer and not tender any shares of Company Common Stock into such tender or exchange offer; or

                                        (v)        following receipt of an Acquisition Proposal from any Person other than Parent or Sub, the Company Board shall fail to reaffirm (publicly, if requested by Parent) its recommendation in favor of the adoption of this Agreement and the approval of the Merger within ten (10) Business Days following Parent’s request in writing that such recommendation be reaffirmed (which request may be made by Parent (x) one time following the Company’s receipt of each such Acquisition Proposal and (y) one time following each material modification to any such Acquisition Proposal).

          7.2          Notice of Termination; Effect of Termination. Any proper termination of this Agreement pursuant to Section 7.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 5.5, this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any intentional breach of, or fraud in connection with, this Agreement and the transactions contemplated hereby. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidential Disclosure Agreement, all of which obligations shall survive termination of this Agreement in accordance with its respective terms.

          7.3          Fees and Expenses.

                         (a)          General. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

                         (b)          Company Payments.

                                       (i)          The Company shall pay to Parent a fee equal to $2,000,000 (the “Termination Fee Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that (A) following the execution and delivery of this Agreement and prior to the Company Stockholder Meeting, an Acquisition Proposal shall have been publicly announced or shall have become publicly known, and (B) this Agreement is terminated pursuant to Section 7.1(d) and (C) within twelve (12) months following the termination of this Agreement, either (1) any Acquisition Transaction is consummated (whether or not the Acquisition Proposal referenced in the preceding clause (A)) or (2) the Company enters into a letter of intent, memorandum of understanding or other Contract providing for any Acquisition Transaction (whether or not the Acquisition Proposal referenced in the preceding clause (A)), and such Acquisition Transaction is subsequently consummated. The Termination Fee Amount payable pursuant to this Section 7.3(b)(i) shall be paid on the date of, and as a condition to, the consummation of the applicable Acquisition Transaction contemplated by the foregoing clause (C). For purposes of this Section 7.3(b)(i), the term “Acquisition Transaction” shall have the meaning assigned to such term in Section 1.6(a), except that all references therein to 15% shall be deemed to be references to 50%.

                                       (ii)          The Company shall pay to Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that (A) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Company, and (B) this Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(f), and (C) within twelve (12) months following the termination of this Agreement, either (1) any Acquisition Transaction (whether or not the Acquisition Proposal referenced in the preceding clause (A)) is consummated or (2) the Company enters into a letter of intent, memorandum of understanding or other Contract providing for any Acquisition Transaction (whether or not the Acquisition Proposal referenced in the preceding clause (A)), and such Acquisition Transaction is subsequently consummated. The Termination Fee Amount payable pursuant to this Section 7.3(b)(ii) shall be paid on the date of, and as a condition to, the consummation of the applicable Acquisition Transaction contemplated by the foregoing clause (C). For purposes of this Section 7.3(b)(ii), the term “Acquisition Transaction” shall have the meaning assigned to such term in Section 1.6(a), except that all references therein to 15% shall be deemed to be references to 50%.

                                       (iii)          The Company shall pay to Parent a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within one Business Day after demand by Parent, in the event that this Agreement is terminated pursuant to Sections 7.1(g)(ii), 7.1(g)(iii), 7.1(g)(iv) or 7.1(g)(v).

                                       (iv)          The Company shall pay to Parent a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that (A) this Agreement is terminated pursuant to Section 7.1(g)(i) and (B) within twelve (12) months following the termination of this Agreement, either (1) any Acquisition Transaction is consummated (whether or not the Acquisition Transaction was publicly announced or publicly known prior to the termination of this Agreement) or (2) the Company enters into a letter of intent, memorandum of understanding or other Contract providing for any Acquisition Transaction (whether or not the Acquisition Transaction was publicly announced or publicly known prior to the termination of this Agreement), and such Acquisition Transaction is subsequently consummated. The Termination Fee Amount payable pursuant to this Section 7.3(b)(iv) shall be paid on the date of, and as a condition to, the consummation of the applicable Acquisition Transaction contemplated by the foregoing clause (B). For purposes of this Section 7.3(b)(iv), the term “Acquisition Transaction” shall have the meaning assigned to such term in Section 1.6(a), except that all references therein to 15% shall be deemed to be references to 50%.

                          (c)          Enforcement. Each of Parent and the Company acknowledges and hereby agrees that the provisions of Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, neither Parent nor the Company would have entered into this Agreement. Accordingly, if the Company shall fail to pay in a timely manner any amounts due and payable pursuant to Section 7.3, and, in order to obtain such payment, Parent shall make a claim against the Company and such claim results in a judgment against the Company, the Company shall pay to Parent an amount in cash equal to Parent’s costs and expenses (including its attorneys fees and expenses) incurred in connection with such claim, together with interest at the prime rate of JPMorgan Chase & Co. in effect on the date such payment was required to be made. In the event Parent shall receive the Termination Fee Amount, the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby (provided that nothing herein shall release any party from liability for intentional breach or fraud). The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee Amount on more than one occasion.

          7.4          Amendment. Subject to applicable Laws and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with the DGCL, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders without such approval.

          7.5          Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

          8.1          Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement such as Section 4.2, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)		if to Parent or Sub, to:

Google Inc.
1600 Amphitheatre Parkway
Mountain View, CA 94043
Attention: General Counsel, Don Harrison and Jennifer L. Kercher
Facsimile: (650) 887-1790

with copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: David J. Segre and Jon C. Avina
Facsimile No.: (650) 493-6811

and

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market Street
Spear Tower, Suite 3300
San Francisco, California 94105
Attention: Robert T. Ishii
Facsimile No.: (415) 947-2099

(b)		if to the Company, to:

On2 Technologies, Inc.
3 Corporate Drive, Suite 100
Clifton Park, NY 12065
	Attention:	Timothy Reusing, General Counsel and
EVP, Corporate & Business Development
Facsimile No.: (603) 805-4669

with copy to (which shall not constitute notice):

Hogan & Hartson LLP
875 Third Avenue
New York, NY 10022
Attention: Alexander B. Johnson
Facsimile No.: (212) 918-3100

and

Hogan & Hartson LLP
555 Thirteenth Street, NW
Washington, D. C. 20004
Attention: Joseph G. Connolly, Jr.
Facsimile No.: (202) 637-5910

          8.2          Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The words “hereof”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.

          8.3          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

          8.4          Entire Agreement; Assignment. This Agreement, the exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidential Disclosure Agreement shall survive the execution and delivery of this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment not permitted under this Section 8.4 shall be null and void.

          8.5          Third Party Beneficiaries. Except as set forth in or contemplated by the provisions of Section 5.15, this Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.

          8.6          No Survival of Representations and Warranties. The representations and warranties of the Company, Parent, Sub and their respective Subsidiaries contained in this Agreement shall terminate at the Effective Time.

          8.7          Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction or other Governmental Entity to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          8.8          Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          8.9          Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

          8.10          Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          8.11          Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which they are entitled at Law or in equity, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

          8.12          Waiver of Jury Trial. EACH OF PARENT, COMPANY AND SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, Parent, Sub, and the Company have caused this Agreement to be signed, all as of the date first written above.

GOOGLE INC.

By:	/s/ David Lawee
Name:	David Lawee
Title:	Vice President, Corporate Development

OXIDE INC.

By:	/s/ Donald Harrison
Name:	Donald Harrison
Title:	Assistant Secretary

ON2 TECHNOLOGIES, INC.

By:	/s/ Matthew Frost
Name:	Matthew Frost
Title:	Interim Chief Executive Officer

Signature Page to Agreement and Plan of Merger